Exhibit 99.3

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, DC 20006

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2020

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For transition period from                      to

FDIC Certificate Number: 622

(Exact name of Registrant as specified in its charter)

New York	13-4920330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

275 Seventh Avenue, New York, NY 10001

(Address of principal executive offices) (Zip Code)

(212) 255-6200

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.01 per share	AMAL	Nasdaq Stock Market, LLC

Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15 (d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b–2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Exchange Act Rule 12b-2).    Yes  ☐    No  ☒

As of April 30, 2020, the Registrant had 31,000,299 shares of Class A common stock outstanding at $0.01 par value per share.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Quarterly Report on Form 10-Q contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements are not statements of historical fact and generally can be identified by the use of forward-looking terminology, such as “may,” “will,” “anticipate,” “intend,” “could,” “should,” “would,” “believe,” “project,” “plan,” “goal,” “target,” “potential,” “pro-forma,” “seek,” “contemplate,” “expect,” “estimate,” “continue,” “anticipate” and “intend,” or the negative thereof as well as other similar words and expressions of the future. These forward-looking statements include statements related to our plans, objectives, strategies, projected growth, anticipated future financial performance (including underlying assumptions), and management’s long-term performance goals, as well as statements relating to the anticipated effects or consequences of various transactions or events on our results of operations and financial condition and statements about the future performance, operations, products and services of Amalgamated Bank (“Amalgamated”).

Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict as to timing, extent, likelihood and degree of occurrence, which could cause our actual results to differ materially from those anticipated in or by such statements. Potential risks and uncertainties include, but are not limited to, the following:

•	our ability to maintain our reputation;

•	our ability to carry out our business strategy prudently, effectively and profitably;

•	our ability to attract customers based on shared values or mission alignment;

•

the impact of the recent outbreak of the novel coronavirus, or COVID-19, on our business, including the impact of the actions taken by governmental authorities to try and contain the virus or address the impact of the virus on the United States economy (including, without limitation, the Coronavirus Aid, Relief and Economic Security Act, or the CARES Act), and the resulting effect of these items on our operations, liquidity and capital position, and on the financial condition of our borrowers and other customers;

•	impairment of investment securities, goodwill, other intangible assets or deferred tax assets;

•	projections on loans, assets, deposits, liabilities, revenues, expenses, net income, capital expenditures, liquidity, dividends, capital structure or other financial items;

•

inaccuracy of the assumptions and estimates we make in establishing our allowance for loan losses and other estimates, including future changes in the allowance for loan losses resulting from the future adoption and implementation of the new Current Expected Credit Loss (“CECL”) methodology;

•

our policies with respect to asset quality and loan charge-offs, including future changes in the allowance for loan losses resulting from the anticipated adoption and implementation of the new Current Expected Credit Loss (“CECL”) methodology;

•

the composition of our loan portfolio and the potential deterioration in the financial condition of borrowers resulting in significant increases in loan losses, provisions for those losses that exceed our current allowance for loan losses and higher loan charge-offs;

•	the availability of and access to capital, and our ability to allocate capital prudently, effectively and profitably;

•	our ability to pay dividends;

•	our ability to achieve organic loan and deposit growth and the composition of such growth;

•

our ability to identify and effectively acquire potential acquisition or merger targets, including our ability to be seen as an acquirer of choice and our ability to obtain regulatory approval for any acquisition or merger and thereafter to successfully integrate any acquisition or merger target;

•	time and effort necessary to resolve nonperforming assets;

•	fluctuations in the values of our assets and liabilities and off-balance sheet exposures;

ii

•

general economic conditions (both generally and in our markets) may be less favorable than expected, which could result in, among other things, a deterioration in credit quality, a reduction in demand for credit and a decline in real estate values;

•

the general decline in the real estate and lending markets, particularly in our market areas, including the effects of the enactment of or changes to rent-control and other similar regulations on multi-family housing;

•	changes in the demand for our products and services;

•	other financial institutions having greater financial resources and being able to develop or acquire products that enable them to compete more successfully than we can;

•	restrictions or conditions imposed by our regulators on our operations or the operations of banks we acquire may make it more difficult for us to achieve our goals;

•	legislative or regulatory changes, including changes in tax issues, accounting standards and compliance requirements, whether of general applicability or specific to us and our subsidiaries;

•	the costs, effects and outcomes of litigation, regulatory proceedings, examinations, investigations, or similar matters, or adverse facts and developments related thereto;

•	possible changes in trade, monetary and fiscal policies of, and other activities undertaken by, governments, agencies, central banks and similar organizations;

•	competitive pressures among depository and other financial institutions may increase significantly;

•

adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors and those vendors performing a service on our behalf;

•	changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired;

•	adverse changes in the bond and equity markets;

•

cybersecurity risks, and the vulnerability of our network and online banking portals, and the systems of parties with whom we contract, to unauthorized access, computer viruses, phishing schemes, spam attacks, human error, natural disasters, power loss and other security breaches that could adversely affect or disrupt our business and financial performance or reputation;

•	our ability to attract and retain key personnel can be affected by the increased competition for experienced employees in the banking industry;

•	the possibility of earthquakes and other natural disasters affecting the markets in which we operate;

•	war or terrorist activities causing further deterioration in the economy or causing instability in credit markets;

•	economic, governmental or other factors may affect the projected population, residential and commercial growth in the markets in which we operate; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

Amalgamated cautions readers that the foregoing list of factors is not exclusive, is not necessarily in order of importance and not to place undue reliance on forward-looking statements. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations. Additional factors that may cause actual results to differ materially from those contemplated by any forward-looking statements also may be found in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current Reports on Form 8-K filed with the FDIC and available at the FDIC’s website at https://efr.fdic.gov/fcxweb/efr/index.html. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, unless required to do so under the federal securities laws.

iii

Part I

Item 1. – Financial Statements

Consolidated Statements of Financial Condition

(Dollars in thousands)

	March 31, 2020	December 31, 2019
Assets	(unaudited)
Cash and due from banks	$95,849	$7,596
Interest-bearing deposits in banks	166,887	114,942

Total cash and cash equivalents	262,736	122,538
Securities:
Available for sale, at fair value (amortized cost of $1,458,989 and $1,217,087, respectively)	1,441,805	1,224,770
Held-to-maturity (fair value of $293,857 and $292,837, respectively)	286,251	292,704
Loans receivable, net of deferred loan origination costs (fees)	3,557,335	3,472,614
Allowance for loan losses	(42,348)	(33,847)

Loans receivable, net	3,514,987	3,438,767

Accrued interest and dividends receivable	17,403	19,088
Premises and equipment, net	17,083	17,778
Bank-owned life insurance	81,098	80,714
Right-of-use lease asset	44,853	47,299
Deferred tax asset	37,413	31,441
Goodwill and other intangible assets	19,322	19,665
Other assets	29,002	30,574

Total assets	$5,751,953	$5,325,338

Liabilities

Deposits	$5,076,557	$4,640,982
Borrowed funds	—	75,000
Operating leases	60,812	62,404
Other liabilities	141,315	56,408

Total liabilities	5,278,684	4,834,794

Commitments and contingencies	—	—

Stockholders’ equity

Common stock, par value $.01 per share (70,000,000 shares authorized; 31,000,299 and 31,523,442 shares issued and outstanding, respectively)	310	315
Additional paid-in capital	299,332	305,738
Retained earnings	188,160	181,132
Accumulated other comprehensive income (loss), net of income taxes	(14,667)	3,225

Total Amalgamated Bank stockholders’ equity	473,135	490,410
Noncontrolling interests	134	134

Total stockholders’ equity	473,269	490,544

Total liabilities and stockholders’ equity	$5,751,953	$5,325,338

See accompanying notes to consolidated financial statements (unaudited)

Consolidated Statements of Income (unaudited)

(Dollars in thousands, except for per share amounts)

	Three Months Ended March 31,
	2020	2019
INTEREST AND DIVIDEND INCOME
Loans	$35,612	$35,296
Securities	12,554	9,875
Federal Home Loan Bank of New York stock	69	310
Interest-bearing deposits in banks	396	293

Total interest and dividend income	48,631	45,774

INTEREST EXPENSE
Deposits	3,915	2,946
Borrowed funds	27	2,055

Total interest expense	3,942	5,001

NET INTEREST INCOME	44,689	40,773
Provision for (recovery of) loan losses	8,588	2,186

Net interest income after provision for loan losses	36,101	38,587
NON-INTEREST INCOME
Trust Department fees	4,085	4,721
Service charges on deposit accounts	2,411	1,871
Bank-owned life insurance	384	420
Gain (loss) on sale of investment securities available for sale, net	499	292
Gain (loss) on other real estate owned, net	(23)	(249)
Other	1,762	362

Total non-interest income	9,118	7,417

NON-INTEREST EXPENSE
Compensation and employee benefits	17,458	17,430
Occupancy and depreciation	5,506	4,271
Professional fees	2,983	3,165
Data processing	2,264	2,749
Office maintenance and depreciation	856	887
Amortization of intangible assets	342	389
Advertising and promotion	667	622
Other	2,194	1,935

Total non-interest expense	32,270	31,448

Income before income taxes	12,949	14,556
Income tax expense	3,404	3,743

Net income	9,545	10,813
Net income attributable to noncontrolling interests	—	—

Net income attributable to Amalgamated Bank and subsidiaries	$9,545	$10,813

Earnings per common share - basic	$0.30	$0.34

Earnings per common share - diluted	$0.30	$0.33

See accompanying notes to consolidated financial statements (unaudited)

Consolidated Statements of Comprehensive Income (unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2020	2019

Net income	$9,545	$10,813

Other comprehensive income, net of taxes:
Change in total obligation for postretirement benefits, prior service credit, and other benefits	73	47
Net unrealized gains (losses) on securities available for sale:
Unrealized holding gains (losses)	(24,368)	9,710
Reclassification adjustment for losses (gains) realized in income	(499)	(293)

Net unrealized gains (losses) on securities available for sale	(24,867)	9,417

Other comprehensive income (loss), before tax	(24,794)	9,464
Income tax benefit (expense)	6,902	(2,618)

Total other comprehensive income (loss), net of taxes	(17,892)	6,846

Total comprehensive income (loss), net of taxes	$(8,347)	$17,659

See accompanying notes to consolidated financial statements (unaudited)

Consolidated Statements of Changes in Stockholders’ Equity (unaudited)

(Dollars in thousands)

	Three Months Ended March 31, 2020
	Common Stock Class A	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
Balance at December 31, 2019	$315	$305,738	$181,132	$3,225	$490,410	$134	$490,544

Net income	—	—	9,545	—	9,545	—	9,545
Cash dividend, $0.08 per share	—	—	(2,517)	—	(2,517)	—	(2,517)
Repurchase of class A common stock	(5)	(6,996)	—	—	(7,001)	—	(7,001)
Exercise of stock options	—	(23)	—	—	(23)	—	(23)
Stock-based compensation expense	—	613	—	—	613	—	613
Other comprehensive income (loss), net of taxes	—	—	—	(17,892)	(17,892)	—	(17,892)

Balance at March 31, 2020	$310	$299,332	$188,160	$(14,667)	$473,135	$134	$473,269

	Three Months Ended March 31, 2019
	Common Stock Class A	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity	Noncontrolling Interest	Total Equity
Balance at December 31, 2018	$318	$308,678	$142,231	$(11,990)	$439,237	$134	$439,371

Net income	—	—	10,813	—	10,813	—	10,813
Cash dividend, $0.06 per share	—	—	(1,906)	—	(1,906)	—	(1,906)
Stock-based compensation expense	—	355	—	—	355	—	355
Other comprehensive income, net of taxes	—	—	—	6,846	6,846	—	6,846

Balance at March 31, 2019	$318	$309,033	$151,138	$(5,144)	$455,345	$134	$455,479

See accompanying notes to consolidated financial statements (unaudited)

Consolidated Statements of Cash Flows (unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$9,545	$10,813
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,320	1,079
Amortization of intangible assets	342	389
Deferred income tax expense (benefit)	(1,156)	2,120
Provision for (recovery of) loan losses	8,588	2,186
Stock-based compensation expense	613	355
Net amortization (accretion) on loan fees, costs, premiums, and discounts	421	23
Net amortization on securities	167	70
OTTI recognized in earnings	—	(1)
Net loss (gain) on sale of securities available for sale	(499)	(292)
Net loss (gain) on sale of loans	(135)	22
Net loss (gain) on sale of other real estate owned	23	182
Net loss (gain) on owned property held for sale	(1,428)	—
Proceeds from sales of loans held for sale	9,864	3,755
Decrease (increase) in cash surrender value of bank-owned life insurance	(384)	(336)
Decrease (increase) in accrued interest and dividends receivable	1,685	(485)
Decrease (increase) in other assets (1)	(7,461)	5,863
Increase (decrease) in accrued expenses and other liabilities (2)	(3,961)	(5,611)

Net cash provided by operating activities	17,544	20,132

CASH FLOWS FROM INVESTING ACTIVITIES
Originations and purchases of loans, net of principal repayments	(85,229)	(59,091)
Purchase of securities available for sale	(240,276)	(142,773)
Purchase of securities held to maturity	(2,104)	(5,250)
Proceeds from sales of securities available for sale	27,763	49,921
Maturities, principal payments and redemptions of securities available for sale	60,501	34,940
Maturities, principal payments and redemptions of securities held to maturity	8,434	15
Net decrease (increase) of Federal Home Loan Bank of New York stock	3,375	(7,240)
Purchases of premises and equipment	(844)	(168)
Proceeds from sale of other real estate owned	—	60

Net cash used in investing activities	(228,380)	(129,586)

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in deposits	435,575	1,769
Net increase (decrease) in FHLB advances	(75,000)	160,900
Repurchase of class A common stock	(7,001)	—
Cash dividend paid	(2,517)	(1,906)
Exercise of stock options	(23)	—

Net cash provided by financing activities	351,034	160,763

Increase (decrease) in cash, cash equivalents, and restricted cash	140,198	51,309
Cash, cash equivalents, and restricted cash at beginning of year	122,538	80,845

Cash, cash equivalents, and restricted cash at end of year	$262,736	$132,154

Supplemental disclosures of cash flow information:
Interest paid during the year	$4,220	$4,774
Income taxes paid during the year	136	170
Supplemental non-cash investing activities:
Initial recognition of Right-of-use lease asset	$—	$55,813
Initial recognition of Operating leases liability	—	71,122
Loans transferred to other real estate owned	—	455
Purchase of securities available for sale, net not settled	89,435	—

(1)	Includes $2.4 million and $1.9 million of right of use asset amortization for the respective periods
(2)	Includes $0.5 million and $0.6 million accretion of operating lease liabilities for the respective periods

See accompanying notes to consolidated financial statements (unaudited)

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

1.	BASIS OF PRESENTATION

The accounting and reporting policies of Amalgamated Bank (the “Bank”) conform to accounting principles generally accepted in the United States of America, or GAAP and predominant practices within the banking industry. The Bank uses the accrual basis of accounting for financial statement purposes.

The accompanying unaudited consolidated financial statements include the accounts of the Bank and its majority-owned and wholly-owned subsidiaries and have been prepared in accordance with instructions to Form 10-Q and therefore do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with GAAP. All significant inter-company transactions and balances are eliminated in consolidation. In the opinion of the Bank’s management, all adjustments necessary for a fair presentation of the consolidated financial position and the results of operations for the interim periods presented have been included. A more detailed description of the Bank’s accounting policies is included in its Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”). These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and related notes appearing in the 2019 Annual Report.

Risks and Uncertainties

On March 11, 2020, the World Health Organization declared the outbreak of COVID-19 as a global pandemic, which continues to spread throughout the United States and around the world. The COVID-19 pandemic has adversely affected, and may continue to adversely affect economic activity globally, nationally and locally. COVID-19 and actions taken to mitigate its spread have had and are expected to continue to have an adverse impact on the economy and financial markets. It is unknown how long the adverse conditions associated with the COVID-19 pandemic will last and what the complete financial effect will be to the Bank. It is reasonably possible that certain significant estimates made in the financial statements could be materially and adversely impacted in the near term as a result of these conditions.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

2.	RECENT ACCOUNTING PRONOUNCEMENTS

Accounting Standards Adopted in 2019

In February 2016, the FASB issued ASU 2016-02 “Leases (Topic 842)”. The new lease accounting standard requires the recognition of a right of use asset and related lease liability by lessees for leases classified as operating leases under current GAAP. Topic 842, which replaces the current guidance under Topic 840, retains a distinction between finance leases and operating leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by lessee does not significantly change from current GAAP. For leases with a term of 12 months or less, a lessee is permitted to make an accounting policy election by class of underlying asset not to recognize right of use assets and lease liabilities. The standard became effective for annual reporting periods beginning after December 15, 2018. A modified retrospective transition approach must be applied for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements. Transition accounting for leases that expired before the earliest comparative period presented is not required. The Bank elected the effective date transition method of applying the new leases standard at the beginning of the period of adoption on January 1, 2019. The standard provides several optional practical expedients in transition. The Bank elected the “package of practical expedients”, which permits the Bank not to reassess prior conclusions about lease identification, lease classification and initial direct costs and allows it to continue to account for leases that commenced prior to the adoption date as operating leases. The Bank analyzed all its significant leases to determine if a lease was in scope of the ASU and determined 15 facilities leases were in scope. Based on leases outstanding at December 31, 2018, the Bank recorded a $71.1 million Operating leases liability and a $55.8 million related Right-of-use asset upon commencement on January 1, 2019. The measurement of the Right-of-use asset included a $15.3 million reduction to account for accrued rent previously established under Topic 840. The Bank has presented its Right-of-use asset and related Operating leases liability on the Consolidated Statements of Financial Condition. Refer to Note 12 - Leases for further details.

Accounting Standards Effective in 2020 and onward

In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820)—Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement”, which improves the effectiveness of fair value measurement disclosures. The amendments modify the disclosure requirements on fair value measurements in Topic 820, Fair Value Measurement as follows: removes disclosure requirements for the amount and reasons for transfer between Level 1 and Level 2 assets and liabilities in the fair value hierarchy; modifies disclosure requirements for transfers in to and out of Level 3 assets and liabilities in the fair value hierarchy; adds disclosure requirements for the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements and the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The amendments in this update are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption, including adoption in an interim period, is permitted. Adoption of ASU 2018-13 did not have a material effect on the Bank’s operating results or financial condition.

In June 2016, the FASB amended existing guidance for ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350)”, to simplify the subsequent measurement of goodwill. The amendment requires an entity to perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and recognizing an impairment charge for the amount by which the carrying amount of the reporting unit exceeds its fair value, not to exceed the total amount of goodwill allocated to that reporting unit. The amendments also eliminate the requirement for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. The amendments are effective for public business entities for annual or interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The amendments should be applied prospectively. An entity is required to disclose the nature of and reason for the change in accounting principle upon transition in the first annual period and in the interim period within the first annual period when the entity initially adopts the amendments. As a result of the Bank’s acquisition of New Resource Bank (“NRB”) in the latter half of the second quarter of 2018, the Bank elected June 30, 2019 as the beginning date for annual impairment testing. Adoption of ASU 2017-04 is not expected to have a material effect on the Bank’s operating results or financial condition.

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments – Credit Losses (Topic 326) – Measurement of Credit Losses on Financial Instruments.” ASU 2016-13 significantly changes the impairment model for most financial assets that are measured at amortized cost and certain other instruments from an incurred loss model to an expected loss model and provides for recording credit losses on available for sale debt securities through an allowance account. ASU 2016-13 also requires certain incremental disclosures. In October 2019, the FASB voted to extend the adoption date for entities eligible to be smaller reporting companies, public business entities (PBEs) that are not SEC filers, and entities that are not PBEs from January 1, 2020 to January 1, 2023. Based on the Bank’s

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

election as an Emerging Growth Company under the Jumpstart Our Business Startups Act to use the extended transition period for complying with any new or revised financial accounting standards, the Bank currently anticipates a January 1, 2023 adoption date. In preparation, the Bank has performed work in assessing and enhancing its technology environment and related data needs and availability. Additionally, a Management Committee comprised of members from multiple departments has been established to monitor the Bank’s progress towards adoption. As adoption will require the implementation of significant changes to the existing credit loss estimation model and is dependent on the economic forecast, and given the length of time before our adoption date, evaluating the overall impact of the ASU on the Bank’s Consolidated Financial Statements is not yet determinable.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

3.	OTHER COMPREHENSIVE INCOME (LOSS)

The Bank records unrealized gains and losses, net of taxes, on securities available for sale in other comprehensive income (loss) in the Consolidated Statements of Changes in Stockholders’ Equity. Gains and losses on securities available for sale are reclassified to operations as the gains or losses are recognized. Other-than-temporary impairment (“OTTI”) losses on debt securities are reflected in earnings as realized losses to the extent the impairment is related to credit losses. The amount of the impairment related to other factors is recognized in other comprehensive income (loss). The Bank also recognizes as a component of other comprehensive income (loss) the actuarial gains or losses as well as the prior service costs or credits that arise during the period from post-retirement benefit plans.

Other comprehensive income (loss) components and related income tax effects were as follows:

	Three Months Ended March 31,
	2020	2019
(In thousands)
Change in obligation for postretirement benefits and for prior service credit	$55	$55
Change in obligation for other benefits	18	(8)

Change in total obligation for postretirement benefits and for prior service credit and for other benefits	$73	$47
Income tax effect	(21)	(14)
Net change in total obligation for postretirement benefits and prior service credit and for other benefits	52	33

Unrealized holding gains (losses) on available for sale securities	$(24,368)	$9,710
Reclassification adjustment for losses (gains) realized in income	(499)	(293)

Change in unrealized gains (losses) on available for sale securities	(24,867)	9,417
Income tax effect	6,923	(2,604)

Net change in unrealized gains (losses) on available for sale securities	(17,944)	6,813

Total	$(17,892)	$6,846

The following is a summary of the accumulated other comprehensive income (loss) balances, net of income taxes:

	Balance as of January 1, 2020	Current Period Change	Income Tax Effect	Balance as of March 31, 2020
(In thousands)
Unrealized gains (losses) on benefits plans	$(2,319)	$73	$(21)	$(2,267)

Unrealized gains (losses) on available for sale securities	$5,544	$(24,867)	$6,923	$(12,400)
Total	$3,225	$(24,794)	$6,902	$(14,667)

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

The following represents the reclassifications out of accumulated other comprehensive income (loss):

	Three Months Ended March 31,		Affected Line Item in the Consolidated Statements of Income
	2020	2019
(In thousands)

Realized gains (losses) on sale of available for sale securities	$499	$292	Gain (loss) on sale of investment securities available for sale, net
Recognized gains (losses) on OTTI securities	—	1	Non-Interest Income - other

Income tax expense (benefit)	139	81	Income tax expense

Total reclassifications, net of income tax	$360	$212

Prior service credit on pension plans and other postretirement benefits	$7	$7	Compensation and employee benefits
Income tax expense (benefit)	(2)	(2)	Income tax expense (benefit)

Total reclassifications, net of income tax	$5	$5

Total reclassifications, net of income tax	$365	$217

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

4.	INVESTMENT SECURITIES

The amortized cost and fair value of investment securities available for sale and held to maturity as of March 31, 2020 are as follows:

	March 31, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
(In thousands)
Available for sale:
Mortgage-related:
GSE residential certificates	$19,468	$424	$—	$19,892
GSE CMOs	338,615	9,471	(1,036)	347,050
GSE commercial certificates & CMO	405,652	10,607	(411)	415,848
Non-GSE residential certificates	63,006	28	(711)	62,323
Non-GSE commercial certificates	45,840	14	(3,148)	42,706

	872,581	20,544	(5,306)	887,819

Other debt:
U.S. Treasury	199	5	—	204
ABS	563,627	104	(30,543)	533,188
Trust preferred	14,624	—	(2,387)	12,237
Corporate	7,958	399	—	8,357
Other	—	—	—	—

	586,408	508	(32,930)	553,986

Total available for sale	$1,458,989	$21,052	$(38,236)	$1,441,805

Held to maturity:
Mortgage-related:
GSE residential certificates	$629	$29	$—	$658
Non GSE commercial certificates	259	—	—	259

	888	29	—	917

Other debt:
PACE Assessments	255,298	6,171	—	261,469
Municipal	24,965	1,445	(28)	26,382
Other	5,100	—	(11)	5,089

	285,363	7,616	(39)	292,940

Total held to maturity	$286,251	$7,645	$(39)	$293,857

As of March 31, 2020, available for sale and held to maturity securities with a fair value of $833.1 million and $0.6 million, respectively, were pledged. The majority of the securities were pledged to the Federal Home Loan Bank of New York (“FHLB”) to secure outstanding advances, letters of credit and to provide additional borrowing potential. In addition, securities were pledged to provide capacity to borrow from the Federal Reserve and to collateralize municipal deposits.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

The amortized cost and fair value of investment securities available for sale and held to maturity as of December 31, 2019 are as follows:

	December 31, 2019
(In thousands)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available for sale:
Mortgage-related:
GSE residential certificates	$36,639	$97	$(351)	$36,385
GSE CMOs	277,512	5,350	(428)	282,434
GSE commercial certificates & CMO	250,357	4,003	(447)	253,913
Non-GSE residential certificates	58,643	459	(94)	59,008
Non-GSE commercial certificates	46,868	49	(43)	46,874

	670,019	9,958	(1,363)	678,614

Other debt:
U.S. Treasury	199	—	—	199
ABS	524,289	1,634	(2,146)	523,777
Trust preferred	14,623	—	(726)	13,897
Corporate	7,957	326	—	8,283
Other	—	—	—	—

	547,068	1,960	(2,872)	546,156

Total available for sale	$1,217,087	$11,918	$(4,235)	$1,224,770

Held to maturity:
Mortgage-related:
GSE residential certificates	$635	$23	$—	$658
Non GSE commercial certificates	270	19	—	289

	905	42	—	947

Other debt:
PACE Assessments	263,805	810	—	264,615
Municipal	22,894	598	(1,307)	22,185
Other	5,100	—	(10)	5,090

	291,799	1,408	(1,317)	291,890

Total held to maturity	$292,704	$1,450	$(1,317)	$292,837

The following summarizes the amortized cost and fair value of debt securities available for sale and held to maturity, exclusive of mortgage-backed securities, by their contractual maturity as of March 31, 2020. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty:

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
(In thousands)
Due within one year	$6,071	$6,070	$—	$—
Due after one year through five years	18,663	18,076	5,100	5,089
Due after five years through ten years	163,621	156,136	—	—
Due after ten years	398,053	373,704	280,263	287,851

	$586,408	$553,986	$285,363	$292,940

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

Proceeds received and gains and losses realized on sales of securities are summarized below:

	Three Months Ended,
	March 31, 2020	March 31, 2019
(In thousands)
Proceeds	$27,763	$49,921

Realized gains	$523	$477
Realized losses	(24)	(185)

Net realized gains (losses)	$499	$292

The Bank controls and monitors inherent credit risk in its securities portfolio through diversification, concentration limits, periodic securities reviews, and by investing a significant portion of the securities portfolio in U.S. Government sponsored entity (“GSE”) obligations. GSEs include the Federal Home Loan Mortgage Corporation (“FHLMC”), the Federal National Mortgage Association (“FNMA”), the Government National Mortgage Association (“GNMA”) and the Small Business Administration (“SBA”). GNMA is a wholly-owned U.S. Government corporation whereas FHLMC and FNMA are private. Mortgage-related securities may include mortgage pass-through certificates, participation certificates and collateralized mortgage obligations (“CMOs”).

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

The following summarizes the fair value and unrealized losses for those available for sale securities as of March 31, 2020 and December 31, 2019, respectively, segregated between securities that have been in an unrealized loss position for less than twelve months and those that have been in a continuous unrealized loss position for twelve months or longer at the respective dates:

	March 31, 2020
	Less Than Twelve Months		Twelve Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
(In thousands)
Mortgage-related:
GSE residential certificates	$—	$—	$—	$—	$—	$—
GSE CMOs	73,615	(691)	13,609	(345)	87,224	(1,036)
GSE commercial certificates	116,160	(280)	28,777	(131)	144,937	(411)
Non-GSE residential certificates	39,544	(504)	12,079	(207)	51,623	(711)
Non-GSE commercial certificates	33,811	(2,583)	6,501	(565)	40,312	(3,148)
Other debt:
ABS	330,445	(20,143)	183,066	(10,400)	513,511	(30,543)
Trust preferred	—	—	12,237	(2,387)	12,237	(2,387)
US Treasury	—	—	—	—	—	—
Other	—	—	—	—	—	—

	$593,575	$(24,201)	$256,269	$(14,035)	$849,844	$(38,236)

	December 31, 2019
	Less Than Twelve Months		Twelve Months or Longer		Total
(In thousands)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Mortgage-related:
GSE residential certificates	$4,849	$(11)	$18,620	$(340)	$23,469	$(351)
GSE CMOs	43,794	(118)	23,995	(310)	67,789	(428)
GSE commercial certificates	59,615	(428)	14,001	(19)	73,616	(447)
Non-GSE residential certificates	2,836	(11)	13,537	(83)	16,373	(94)
Non-GSE commercial certificates	19,276	(25)	7,048	(18)	26,324	(43)
Other debt:
ABS	95,095	(218)	191,650	(1,928)	286,745	(2,146)
Trust preferred	—	—	13,897	(726)	13,897	(726)

	$225,465	$(811)	$282,748	$(3,424)	$508,213	$(4,235)

The temporary impairment of fixed income securities (mortgage-related securities, asset backed securities, U.S. Treasury and GSE securities, trust preferred securities and corporate debt) is primarily attributable to changes in overall market interest rates and/or changes in credit spreads since the investments were acquired. In general, as market interest rates rise and/or credit spreads widen, the fair value of fixed rate securities will decrease, as market interest rates fall and/or credit spreads tighten, the fair value of fixed rate securities will increase.

As of March 31, 2020, excluding GSE and U.S. Treasury securities, temporarily impaired securities totaled $617.7 million with an unrealized loss of $36.8 million. With the exception of $2.9 million which were not rated, the remaining securities were rated investment grade by at least one nationally recognized statistical rating organization with no ratings below investment grade. All issues were current as to their interest payments. Management considers that the temporary impairment of these investments as of March 31, 2020 is primarily due to an increase in market interest rates and spreads since the time these investments were acquired.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

During the three months ended March 31, 2020, and March 31, 2019, the Bank recorded no OTTI loss.

With respect to the Bank’s security investments that are temporarily impaired as of March 31, 2020, management does not intend to sell these investments and does not believe it will be necessary to do so before anticipated recovery. The Bank expects to collect all amounts due according to the contractual terms of these investments. Therefore the Bank does not consider these securities to be other-than-temporarily impaired at March 31, 2020. None of these positions or other securities held in the portfolio or sold during the year were purchased with the intent of selling them or would otherwise be classified as trading securities under ASC No. 320, Investments – Debt and Equity Securities.

Events which may cause material declines in the fair value of debt investments may include, but are not limited to, deterioration of credit metrics, higher incidences of default, worsening liquidity, worsening global or domestic economic conditions or adverse regulatory action. Management does not believe that there are any cases of unrecorded OTTI as of March 31, 2020; however, it is possible that the Bank may recognize OTTI in future periods.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

5.	LOANS RECEIVABLE, NET

Loans receivable are summarized as follows:

	March 31, 2020	December 31, 2019
(In thousands)
Commercial and industrial	$532,351	$474,342
Multifamily	936,350	976,380
Commercial real estate	408,766	421,947
Construction and land development	65,706	62,271

Total commercial portfolio	1,943,173	1,934,940
Residential real estate lending	1,416,796	1,366,473
Consumer and other	189,152	163,077

Total retail portfolio	1,605,948	1,529,550

	3,549,121	3,464,490
Net deferred loan origination costs (fees)	8,214	8,124

	3,557,335	3,472,614
Allowance for loan losses	(42,348)	(33,847)

	$3,514,987	$3,438,767

The Bank had $1.8 million and $2.3 million in residential 1-4 family mortgages held for sale at March 31, 2020 and December 31, 2019, respectively. Both were recorded in Other Assets in the Consolidated Statements of Financial Condition.

The following table presents information regarding the quality of the Bank’s loans as of March 31, 2020:

	30-89 Days Past Due	Non- Accrual	90 Days or More Delinquent and Still Accruing Interest (1)	Total Past Due	Current and Not Accruing Interest	Current	Total Loans Receivable
(In thousands)
Commercial and industrial	$9,745	$1,043	$891	$11,679	$14,906	$505,766	$532,351
Multifamily	—	—	—	—	—	936,350	936,350
Commercial real estate	399	3,634	966	4,999	—	403,767	408,766
Construction and land development	—	3,652	1,999	5,651	—	60,055	65,706

Total commercial portfolio	10,144	8,329	3,856	22,329	14,906	1,905,938	1,943,173
Residential real estate lending	18,005	9,076	—	27,081	981	1,388,734	1,416,796
Consumer and other	1,532	680	—	2,212	—	186,940	189,152

Total retail portfolio	19,537	9,756	—	29,293	981	1,575,674	1,605,948

	$29,681	$18,085	$3,856	$51,622	$15,887	$3,481,612	$3,549,121

(1)	The Bank had $3.9 million in commercial loans that were in the process of renewing their loan with us and were 90 days past maturity. All loans are current on payments and accruing interest.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

The following table presents information regarding the aging of the Bank’s loans as of December 31, 2019:

(In thousands)	30-89 Days Past Due	Non- Accrual	90 Days or More Delinquent and Still Accruing Interest	Total Past Due	Current and Not Accruing Interest	Current	Total Loans Receivable
Commercial and industrial	$3,970	$781	$22	$4,773	$14,783	$454,786	$474,342
Multifamily	—	—	—	—	—	976,380	976,380
Commercial real estate	1,020	3,693	—	4,713	—	417,234	421,947
Construction and land development	2,635	3,652	—	6,287	—	55,984	62,271

Total commercial portfolio	7,625	8,126	22	15,773	14,783	1,904,384	1,934,940
Residential real estate lending	17,817	7,384	424	25,625	390	1,340,458	1,366,473
Consumer and other	1,782	328	—	2,110	—	160,967	163,077

Total retail portfolio	19,599	7,712	424	27,735	390	1,501,425	1,529,550

	$27,224	$15,838	$446	$43,508	$15,173	$3,405,809	$3,464,490

In general, a modification or restructuring of a loan constitutes a troubled debt restructuring (“TDR”) if the Bank grants a concession to a borrower experiencing financial difficulty. Loans modified in TDRs are placed on non-accrual status until the Bank determines that future collection of principal and interest is reasonably assured, which generally requires that the borrower demonstrate performance according to the restructured terms for a period of at least six months. The Bank’s TDRs primarily involve rate reductions, forbearance of arrears or extension of maturity. TDRs are included in total impaired loans as of the respective date.

On March 22, 2020, federal banking regulators issued an interagency statement that included guidance on their approach for the accounting of loan modifications in light of the economic impact of the COVID-19 pandemic. The guidance interprets current accounting standards and indicates that a lender can conclude that a borrower is not experiencing financial difficulty if short-term modifications are made in response to COVID-19, such as payment deferrals, fee waivers, extensions of repayment terms, or other delays in payment that are insignificant related to the loans in which the borrower is less than 30 days past due on its contractual payments at the time a modification program is implemented. The agencies confirmed in working with the staff of the FASB that short-term modifications made on a good faith basis in response to COVID-19 to borrowers who were current prior to any relief are not TDRs. In addition, the CARES Act provides financial institutions the option to temporarily suspend certain requirements under GAAP related to TDRs for a limited period of time to account for the effects of COVID-19. As of March 31, 2020, the Bank had not made any related deferrals.

The following table presents information regarding the Bank’s TDRs as of March 31, 2020 and December 31, 2019:

	March 31, 2020			December 31, 2019
(In thousands)	Accruing	Non- Accrual	Total	Accruing	Non- Accrual	Total
Commercial and industrial	$9,004	$14,906	$23,910	$8,984	$14,783	$23,767
Commercial real estate	—	3,634	3,634	5,114	3,693	8,807
Construction and land development	—	3,652	3,652	—	3,652	3,652
Residential real estate lending	17,964	4,243	22,207	20,269	2,891	23,160

	$26,968	$26,435	$53,403	$34,367	$25,019	$59,386

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

The following tables summarize the Bank’s loan portfolio by credit quality indicator as of March 31, 2020:

(In thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$480,816	$15,797	$35,271	$467	$532,351
Multifamily	936,350	—	—	—	936,350
Commercial real estate	403,397	1,445	3,924	—	408,766
Construction and land development	54,115	7,939	3,652	—	65,706
Residential real estate lending	1,407,720	—	9,076	—	1,416,796
Consumer and other	188,472	—	680	—	189,152

Total loans	$3,470,870	$25,181	$52,603	$467	$3,549,121

The following tables summarize the Bank’s loan portfolio by credit quality indicator as of December 31, 2019:

(In thousands)	Pass	Special Mention	Substandard	Doubtful	Total
Commercial and industrial	$427,279	$14,445	$32,151	$467	$474,342
Multifamily	976,380	—	—	—	976,380
Commercial real estate	418,254	—	3,693	—	421,947
Construction and land development	58,619	—	3,652	—	62,271
Residential real estate lending	1,359,089	—	7,384	—	1,366,473
Consumer and other	162,749	—	328	—	163,077

Total loans	$3,402,370	$14,445	$47,208	$467	$3,464,490

The above classifications follow regulatory guidelines and can be generally described as follows:

•	pass loans are of satisfactory quality;

•	special mention loans have a potential weakness or risk that may result in the deterioration of future repayment;

•

substandard loans are inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged (these loans have a well-defined weakness, and there is a distinct possibility that the Bank will sustain some loss); and

•	doubtful loans, based on existing circumstances, have weaknesses that make collection or liquidation in full highly questionable and improbable.

In addition, residential loans are classified utilizing an inter-agency methodology that incorporates the extent of delinquency. Assigned risk rating grades are continuously updated as new information is obtained.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

The following table provides information regarding the methods used to evaluate the Bank’s loans for impairment by portfolio, and the Bank’s allowance by portfolio based upon the method of evaluating loan impairment as of as of March 31, 2020:

(In thousands)	Commercial and Industrial	Multifamily	Commercial Real Estate	Construction and Land Development	Residential Real Estate Lending	Consumer and Other	Total
Loans:
Individually evaluated for impairment	$25,586	$—	$3,634	$3,652	$27,362	$—	$60,234
Collectively evaluated for impairment	506,765	936,350	405,132	62,054	$1,389,434	$189,152	$3,488,887

Total loans	$532,351	$936,350	$408,766	$65,706	$1,416,796	$189,152	$3,549,121

Allowance for loan losses:
Individually evaluated for impairment	$10,237	$—	$—	$—	$1,297	$—	$11,534
Collectively evaluated for impairment	4,693	5,886	2,736	1,740	$14,133	$1,626	$30,814

Total allowance for loan losses	$14,930	$5,886	$2,736	$1,740	$15,430	$1,626	$42,348

The following table provides information regarding the methods used to evaluate the Bank’s loans for impairment by portfolio, and the Bank’s allowance by portfolio based upon the method of evaluating loan impairment as of as of December 31, 2019:

(In thousands)	Commercial and Industrial	Multifamily	Commercial Real Estate	Construction and Land Development	Residential Real Estate Lending	Consumer and Other	Total
Loans:
Individually evaluated for impairment	$24,870	$—	$8,807	$3,652	$28,043	$—	$65,372
Collectively evaluated for impairment	449,472	976,380	413,140	58,619	$1,338,430	$163,077	$3,399,118

Total loans	$474,342	$976,380	$421,947	$62,271	$1,366,473	$163,077	$3,464,490

Allowance for loan losses:
Individually evaluated for impairment	$6,144	$—	$—	$—	$1,325	$—	$7,469
Collectively evaluated for impairment	4,982	5,210	2,492	808	$12,824	$62	$26,378

Total allowance for loan losses	$11,126	$5,210	$2,492	$808	$14,149	$62	$33,847

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

The activities in the allowance by portfolio for the three months ended March 31, 2020 are as follows:

(In thousands)	Commercial and Industrial	Multifamily	Commercial Real Estate	Construction and Land Development	Residential Real Estate Lending	Consumer and Other	Total
Allowance for loan losses:
Beginning balance	$11,126	$5,210	$2,492	$808	$14,149	$62	$33,847
Provision for (recovery of) loan losses	3,803	676	244	932	1,093	1,840	8,588
Charge-offs	—	—	—	—	(24)	(304)	(328)
Recoveries	1	—	—	—	212	28	241

Ending Balance	$14,930	$5,886	$2,736	$1,740	$15,430	$1,626	$42,348

The activities in the allowance by portfolio for the three months ended March 31, 2019 are as follows:

(In thousands)	Commercial and Industrial	Multifamily	Commercial Real Estate	Construction and Land Development	Residential Real Estate Lending	Consumer and Other	Total
Allowance for loan losses:
Beginning balance	$16,046	$4,736	$2,573	$1,089	$11,987	$764	$37,195
Provision for (recovery of) loan losses	2,733	(126)	(169)	(565)	343	(30)	2,186
Charge-offs	(8,383)	—	—	—	(109)	(57)	(8,549)
Recoveries	6	—	—	—	506	48	560

Ending Balance	$10,402	$4,610	$2,404	$524	$12,727	$725	$31,392

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

The following is additional information regarding the Bank’s individually impaired loans and the allowance related to such loans as of March 31, 2020 and December 31, 2019:

	March 31, 2020
	Recorded Investment	Average Recorded Investment	Unpaid Principal Balance	Related Allowance
(In thousands)
Loans without a related allowance:
Residential real estate lending	$4,727	$4,612	$5,296	$—
Construction and land development	3,652	3,652	3,702	—
Commercial real estate	3,634	6,221	9,137	—

	12,013	14,485	18,135	—

Loans with a related allowance:
Residential real estate lending	22,635	23,092	26,318	1,297
Commercial and industrial	25,586	25,228	30,427	10,237

	48,221	48,320	56,745	11,534

Total individually impaired loans:
Residential real estate lending	27,362	27,704	31,614	1,297
Construction and land development	3,652	3,652	3,702	—
Commercial real estate	3,634	6,221	9,137	—
Commercial and industrial	25,586	25,228	30,427	10,237

	$60,234	$62,805	$74,880	$11,534

	December 31, 2019
	Recorded Investment	Average Recorded Investment	Unpaid Principal Balance	Related Allowance
(In thousands)
Loans without a related allowance:
Residential real estate lending	$4,496	$4,397	$4,558	$—
Construction and land development	3,652	3,652	3,702	—
Commercial real estate	8,807	11,921	9,137	—

	16,955	19,970	17,397	—

Loans with a related allowance:
Residential real estate lending	23,547	25,206	27,288	1,325
Commercial and industrial	24,870	18,512	29,534	6,144

	48,417	43,718	56,822	7,469

Total individually impaired loans:
Residential real estate lending	28,043	29,603	31,846	1,325
Construction and land development	3,652	3,652	3,702	—
Commercial real estate	8,807	11,921	9,137	—
Commercial and industrial	24,870	18,512	29,534	6,144

	$65,372	$63,688	$74,219	$7,469

As of both March 31, 2020 and December 31, 2019, mortgage loans with an unpaid principal balance of $1.1 billion, were pledged to the FHLB to secure outstanding advances, letters of credit and borrowing capacity.

There was one related party loan outstanding as of both March 31, 2020 and December 31, 2019, with a total principal balance of $0.6 million. As of March 31, 2020 and December 31, 2019, all related party loans were current.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

6.	DEPOSITS

Deposits are summarized as follows:

	March 31, 2020		December 31, 2019
	Amount	Average Rate Paid	Amount	Average Rate Paid
(In thousands)
Non-interest bearing demand deposit accounts	$2,423,760	0.00%	$2,179,247	0.00%
NOW accounts	234,268	0.15%	230,919	0.38%
Money market deposit accounts	1,708,818	0.17%	1,508,674	0.37%
Savings accounts	329,583	0.12%	328,587	0.19%
Time deposits	380,128	1.13%	393,555	1.29%

	$5,076,557	0.16%	$4,640,982	0.26%

The scheduled maturities of time deposits are as follows:

March 31, 2020
(In thousands)
2020	$310,831
2021	57,311
2022	6,090
2023	2,821
2024	2,802
Thereafter	273

$380,128

Time deposits of $250,000 or more aggregated to $61.7 million as of March 31, 2020 and $63.1 million as of December 31, 2019.

From time to time the Bank will issue time deposits through the Certificate of Deposit Account Registry Service (“CDARS”) for the purpose of providing FDIC insurance to bank customers with balances in excess of FDIC insurance limits. CDARS deposits totaled approximately $186.1 million and $192.0 million as of March 31, 2020 and December 31, 2019, respectively. The average balance of such deposits was approximately $183.1 million as of the quarter ended March 31, 2020 and $190.1 million for the year ended December 31, 2019.

Our total deposits included deposits from Workers United and its related entities in the amounts of $117.5 million as of March 31, 2020 and $86.9 million as of December 31, 2019.

Included in total deposits are state and municipal deposits totaling $100.5 million and $100.4 million as of March 31, 2020 and December 31, 2019, respectively. Such deposits are secured by letters of credit issued by the FHLB or by securities pledged with the FHLB.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

7.	BORROWED FUNDS

Borrowed funds are summarized as follows:

	March 31, 2020		December 31, 2019
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
(In thousands)
FHLB advances	$—	—%	$75,000	1.84%

FHLB advances are collateralized by the FHLB stock owned by the Bank plus a pledge of other eligible assets comprised of securities and mortgage loans. As of March 31, 2020, the value of the other eligible assets had an estimated market value net of haircut totaling $1.6 billion (comprised of securities of $501.4 million and mortgage loans of $1.1 billion). The pledged securities and mortgage loans have been delivered to the FHLB. The fair value of assets pledged to the FHLB is required to be not less than 110% of the outstanding advances.

The Bank has no significant categories of borrowed funds as of March 31, 2020.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

8.	EARNINGS PER SHARE

The two-class method is used in the calculation of basic and diluted earnings per share. Under the two-class method, earnings available to common stockholders for the period are allocated between common stockholders and participating securities according to participation rights in undistributed earnings. Our options and restricted stock units are not considered participating securities as they do not receive dividend distributions and the Bank has no other participating securities. The factors used in the earnings per share computation follow:

	Three Months Ended March 31,
	2020	2019
(In thousands, except per share amounts)
Net income attributable to Amalgamated Bank	$9,545	$10,813
Dividends paid on preferred stock	—	—

Income attributable to common stock	$9,545	$10,813
Weighted average common shares outstanding, basic	31,411	31,772
Basic earnings per common share	$0.30	$0.34

Income attributable to common stock	$9,545	$10,813
Weighted average common shares outstanding, basic	31,411	31,772
Incremental shares from assumed conversion of options and RSUs	395	550

Weighted average common shares outstanding, diluted	31,806	32,322
Diluted earnings per common share	$0.30	$0.33

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

9.	EMPLOYEE BENEFIT PLANS

Long Term Incentive Plans

Stock Options:

The Bank does not currently maintain an active stock option plan that is available for issuing new options.

A summary of the status of the Bank’s options as of March 31, 2020 follows:

	Number of Options	Weighted Avg. Exercise Price	Weighted Avg. Remaining Life
Outstanding, December 31, 2019	2,051,020	$13.06	$6.6	years
Granted	—	—	—
Forfeited/ Expired	—	—	—
Exercised	(11,220)	13.75	—

Outstanding, March 31, 2020	2,039,800	13.06	6.4	years

Vested and Exercisable, March 31, 2020	1,862,404	$12.91	6.3	years

The range of exercise prices is $11.00 to $14.65 per share.

Total compensation costs were $0.2 million and $0.4 million for the three months ended March 31, 2020 and 2019, respectively. All amounts are recorded within the Consolidated Statements of Income. Of the unvested portion of the options, the remaining expense of $0.5 million will be recognized in the remaining nine months of 2020.

Restricted Stock Units:

The Amalgamated Bank 2019 Equity Incentive Plan (the “Equity Plan”) provides for the grant of stock-based incentive awards to officers, employees and directors of the Bank. The number of shares of common stock of Amalgamated Bank available for stock-based awards in the Equity Plan is 1,250,000 of which 789,430 shares are available for issuance as of March 31, 2020.

During the three months ended March 31, 2020, in accordance with the Equity Plan for employees, the Bank granted 152,929 restricted stock units (RSUs) and reserved 190,270 shares for issuance upon vesting based upon the possibility of the Bank’s employees achieving the maximum share payout.

Of the 152,929 RSUs granted to employees, 78,247 RSUs time-vest ratably over three years and were granted at a fair value of $14.45 and 74,682 RSUs were performance-based and are more fully described below:

The Bank granted 38,321 performance-based RSUs at a fair value of $14.45 which vest subject to the achievement of the Bank’s corporate goals for the three-year period from December 31, 2019 to December 31, 2022. The corporate goal is based on the Bank achieving a target increase in Tangible Book Value, adjusted for certain factors. The minimum and maximum awards that are achievable are 0 and 57,482 shares, respectively.

The Bank granted 36,361 market-based RSUs at a fair value of $15.23 which vest subject to the Bank’s performance on relative total shareholder return compared to a group of peer banks over a three-year period from March 9, 2020 to March 8, 2023. The minimum and maximum awards that are achievable are 0 and 54,542 shares, respectively.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

A summary of the status of the Bank’s employee RSUs as of March 31, 2020 follows:

	Shares	Grant Date Fair Value
Unvested, Unvested, December 31, 2019	189,999	$17.81
Awarded	152,931	14.64
Forfeited	(2,500)	17.67

Unvested, Unvested, March 31, 2020	340,430	$16.30

Compensation expense attributable to the employee RSUs was $0.3 million and $0 for the three months ended March 31, 2020 and 2019, respectively. As of March 31, 2020, there was $4.5 million of total unrecognized compensation cost related to the non-vested RSUs granted to employees. This expense may increase or decrease depending on the expected number of performance-based shares to be issued. This expense is expected to be recognized over 2.9 years.

During the three months ended March 31, 2020, in accordance with the Equity Plan for directors, the Bank granted 26,642 RSUs that vest after one year. The Bank recorded expense of $0.1 million and $0 for the three months ended March 31, 2020 and 2019, respectively. As of March 31, 2020, there was $0.4 million of total unrecognized cost related to the non-vested RSUs granted to directors.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

10.	FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assumptions are developed based on prioritizing information within a fair value hierarchy that gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data. A description of the disclosure hierarchy and the types of financial instruments recorded at fair value that management believes would generally qualify for each category are as follows:

Level 1 - Valuations are based on quoted prices in active markets for identical assets or liabilities. Accordingly, valuation of these assets and liabilities does not entail a significant degree of judgment. Examples include most U.S. Government securities and exchange-traded equity securities.

Level 2 - Valuations are based on either quoted prices in markets that are not considered to be active or significant inputs to the methodology that are observable, either directly or indirectly. Financial instruments in this level would generally include mortgage-related securities and other debt issued by GSEs, non-GSE mortgage-related securities, corporate debt, certain redeemable fund investments and certain trust preferred securities.

Level 3 - Valuations are based on inputs to the methodology that are unobservable and significant to the fair value measurement. These inputs reflect management’s own judgments about the assumptions that market participants would use in pricing the assets and liabilities.

The following summarizes those financial instruments measured at fair value in the consolidated statements of financial condition categorized by the relevant class of investment and level of the fair value hierarchy:

	March 31, 2020
(In thousands)	Level 1	Level 2	Level 3	Total
Available for sale securities:
Mortgage-related:
GSE residential certificates	$—	$19,892	$—	$19,892
GSE CMOs	—	347,050	—	347,050
GSE commercial certificates & CMO	—	415,848	—	415,848
Non-GSE residential certificates	—	62,323	—	62,323
Non-GSE commercial certificates	—	42,706	—	42,706
Other debt:
U.S. Treasury	204	—	—	204
ABS	—	533,188	—	533,188
Trust preferred	—	12,237	—	12,237
Corporate	—	8,357	—	8,357
Other	—	—	—	—

Total assets carried at fair value	$204	$1,441,601	$—	$1,441,805

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

	December 31, 2019
(In thousands)	Level 1	Level 2	Level 3	Total
Available for sale securities:
Mortgage-related:
GSE residential certificates	$—	$36,385	$—	$36,385
GSE CMOs	—	282,434	—	282,434
GSE commercial certificates	—	253,913	—	253,913
Non-GSE residential certificates	—	59,008	—	59,008
Non-GSE commercial certificates	—	46,874	—	46,874
Other debt:
U.S. Treasury	199	—	—	199
ABS	—	523,777	—	523,777
Trust preferred	—	13,897	—	13,897
Corporate	—	8,283	—	8,283

Total assets carried at fair value	$199	$1,224,571	$—	$1,224,770

During the periods ended March 31, 2020 and December 31, 2019, there were no transfers of financial instruments between Level 1 and Level 2 and there were no financial instruments measured at fair value and categorized as Level 3 in the consolidated statement of financial condition.

The following tables summarize assets measured at fair value on a non-recurring basis:

	March 31, 2020
	Carrying Value	Level 1	Level 2	Level 3	Estimated Fair Value
(In thousands)
Fair Value Measurements:
Impaired loans	$48,700	$—	$—	$48,700	$48,700
Other real estate owned	786	—	—	960	960

	$49,486	$—	$—	$49,660	$49,660

	December 31, 2019
	Carrying Value	Level 1	Level 2	Level 3	Estimated Fair Value
(In thousands)
Fair Value Measurements:
Impaired loans	$57,903	$—	$—	$57,903	$57,903
Other real estate owned	809	—	—	977	977

	$58,712	$—	$—	$58,880	$58,880

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

The following table summarizes the financial statement basis and estimated fair values for significant categories of financial instruments:

	March 31, 2020
	Carrying Value	Level 1	Level 2	Level 3	Estimated Fair Value
(In thousands)
Financial assets:
Cash and cash equivalents	$262,736	$262,736	$—	$—	$262,736
Available for sale securities	1,441,805	204	1,441,601	—	1,441,805
Held to maturity securities	286,251	—	32,388	261,469	293,857
Loans receivable, net	3,514,987	—	—	3,688,647	3,688,647
FHLBNY stock (1)	3,664	—	3,664		3,664
Accrued interest and dividends receivable	17,403	—	17,403	—	17,403
Other assets (2)	1,769	—	—	1,769	1,769
Financial liabilities:
Deposits payable on demand	$4,696,429	$—	$4,696,429	$—	$4,696,429
Time deposits	380,128	—	381,657	—	381,657
Borrowed funds	—	—	—	—	—
Accrued interest payable	1,105	—	1,105	—	1,105

(1)	Prices not quoted in active markets but redeemable at par.
(2)	Loans held for sale recorded in other assets.

	December 31, 2019
(In thousands)	Carrying Value	Level 1	Level 2	Level 3	Estimated Fair Value
Financial assets:
Cash and cash equivalents	$122,538	$122,538	$—	$—	$122,538
Available for sale securities	1,224,770	199	1,224,571	—	1,224,770
Held to maturity securities	292,704	—	23,132	269,705	292,837
Loans receivable, net	3,438,767	—	—	3,474,296	3,474,296
FHLBNY stock (1)	7,039	—	7,039		7,039
Accrued interest and dividends receivable	19,088	—	19,088	—	19,088
Other assets (2)	2,328	—	—	2,328	2,328
Financial liabilities:
Deposits payable on demand	4,247,427	—	4,247,427	—	4,247,427
Time deposits	393,555	—	394,385	—	394,385
Borrowed funds	75,000	—	75,000	—	75,000
Accrued interest payable	1,383	—	1,383	—	1,383

(1)	Prices not quoted in active markets but redeemable at par.
(2)	Loans held for sale recorded in other assets.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

11.	COMMITMENTS, CONTINGENCIES AND OFF BALANCE SHEET RISK

Credit Commitments

The Bank is party to various credit related financial instruments with off balance sheet risk. The Bank, in the normal course of business, issues such financial instruments in order to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated statements of financial condition.

The following financial instruments were outstanding whose contract amounts represent credit risk as of the related periods:

	March 31, 2020	December 31, 2019
(In thousands)
Commitments to extend credit	$479,979	$567,117
Standby letters of credit	20,215	15,169

Total	$500,194	$582,286

Commitments to extend credit are contracts to lend to a customer as long as there is no violation of any condition established in the contract. These commitments have fixed expiration dates and other termination clauses and generally require the payment of nonrefundable fees. Since a portion of the commitments are expected to expire without being drawn upon, the contractual principal amounts do not necessarily represent future cash requirements. The Bank’s maximum exposure to credit risk is represented by the contractual amount of these instruments. These instruments represent ultimate exposure to credit risk only to the extent they are subsequently drawn upon by customers.

Standby letters of credit are conditional lending commitments issued by the Bank to guarantee the financial performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers. The balance sheet carrying value of standby letters of credit approximates any nonrefundable fees received but not yet recorded as income. The Bank considers this carrying value, which is not material, to approximate the estimated fair value of these financial instruments.

The Bank reserves for the credit risk inherent in off balance sheet credit commitments. This reserve, which is included in other liabilities, amounted to approximately $1.3 million as of both March 31, 2020 and December 31, 2019.

Investment Commitments

As of March 31, 2020, the Bank is party to an agreement with Pace Funding Group (PFG) for the purchase of up to $150 million of PACE assessment securities by September of 2021, to be held in our held-to-maturity investment portfolio. As of December 31, 2019, the Bank was not party to such an agreement or related purchase obligation. The PACE assessments have equal-lien priority with property taxes and rank senior to first lien mortgages.

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

12.	LEASES

The Bank as a lessee has operating leases primarily consisting of real estate arrangements where the Bank operates its headquarters, branches and business production offices. All leases identified as in scope are accounted for as operating leases as of March 31, 2020. These leases are typically long-term leases and generally are not complicated arrangements or structures. Several of the leases contain renewal options at a rate comparable to the fair market value based on comparable analysis to similar properties in the Bank’s geographies.

Real estate operating leases are presented as a Right-of-use (“ROU”) asset and a related Operating lease liability on the Consolidated Statements of Financial Condition. The ROU asset represents the Bank’s right to use the underlying asset for the lease term and the lease liabilities represent the obligation to make lease payments arising from the lease. The ROU asset and related lease liability were recognized at commencement on the adoption date of January 1, 2019 and are primarily based on the present value of lease payments over the lease term. The Bank applied its incremental borrowing rate (“IBR”) as the discount rate to the remaining lease payments to derive a present value calculation for initial measurement of the lease liability. The IBR reflects the interest rate the Bank would have to pay to borrow on a collateralized basis over a similar term for an amount equal to the lease payments. Lease expense is recognized on a straight-line basis over the lease term.

The following table summarizes our lease cost and other operating lease information:

	Three Months Ended March 31, 2020	Three Months Ended March 31, 2019
(In thousands)
Operating lease cost	$3,488	$2,523

Cash paid for amounts included in the measurement of Operating leases liability	$2,680	$2,732
Weighted average remaining lease term on operating leases (in years)	6.3	7.2
Weighted average discount rate used for operating leases liability	3.25%	3.24%

Note: Sublease income and variable income or expense considered immaterial

The following table presents the remaining commitments for operating lease payments for the next five years and thereafter, as well as a reconciliation to the discounted Operating leases liability recorded in the Consolidated Statements of Financial Condition as of March 31, 2020:

(In thousands)
2020 remaining	$8,090
2021	10,630
2022	10,657
2023	9,725
2024	9,734
Thereafter	18,661

Total undiscounted operating lease payments	67,497
Less: present value adjustment	6,685

Total Operating leases liability	$60,812

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

The following table presents the remaining commitments for operating lease payments for the next five years and thereafter, as well as a reconciliation to the discounted Operating leases liability recorded in the Consolidated Statements of Financial Condition as of December 31, 2019:

(In thousands)
Year Ending December 31,
2020	10,743
2021	10,583
2022	10,233
2023	9,725
2024	9,734
Thereafter	18,661

Total undiscounted operating lease payments	69,679
Less: present value adjustment	7,275

Total Operating leases liability	$62,404

Notes to Consolidated Financial Statements (unaudited)

March 31, 2020 and December 31, 2019

13.	GOODWILL AND INTANGIBLE ASSETS

Goodwill

At March 31, 2020 and December 31, 2019, the carrying amount of goodwill was $12.9 million.

Intangible Assets

The following table reflects the estimated amortization expense, comprised entirely by the Bank’s core deposit intangible asset, for the next five years and thereafter:

(In thousands)
2020 remaining	$1,027
2021	1,207
2022	1,047
2023	888
2024	730
Thereafter	1,487

Total	$6,386

Accumulated amortization of the core deposit intangible was $2.7 million as of March 31, 2020.

Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following is a discussion of our consolidated financial condition as of March 31, 2020, as compared to December 31, 2019, and our results of operations for the three month periods ended March 31, 2020 and March 31, 2019. The purpose of this discussion is to focus on information about our financial condition and results of operations which is not otherwise apparent from our consolidated financial statements and is intended to provide insight into our results of operations and financial condition. This discussion and analysis is best read in conjunction with our unaudited consolidated financial statements and related notes as well as the financial and statistical data appearing elsewhere in this report and our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Annual Report”). Historical results of operations and the percentage relationships among any amounts included, and any trends that may appear, may not indicate results of operations for any future periods.

In addition to historical information, this discussion includes certain forward-looking statements regarding business matters and events and trends that may affect our future results. Comments regarding our business that are not historical facts are considered forward-looking statements that involve inherent risks and uncertainties. Actual results may differ materially from those contained in these forward-looking statements. For additional information regarding our cautionary disclosures, see the “Cautionary Note Regarding Forward-Looking Statements” beginning on page ii of this report.

Overview

Our business

Amalgamated Bank is a commercial bank and chartered trust company headquartered in New York, New York with approximately $5.8 billion in total assets, $3.5 billion in total loans and $5.1 billion in total deposits as of March 31, 2020.

We were formed in 1923 as Amalgamated Bank of New York by the Amalgamated Clothing Workers of America, one of the country’s oldest labor unions. Although we are no longer majority union-owned, the Amalgamated Clothing Workers of America’s successor, Workers United, an affiliate of the Service Employees International Union that represents workers in the textile, distribution and food service and gaming industries, remains a significant stockholder, holding approximately 40% of our equity as of March 31, 2020.

We offer a complete suite of commercial and retail banking, investment management and trust and custody services. Our commercial banking and trust businesses are national in scope and we also offer a full range of products and services to both commercial and retail customers through our nine branch offices across four boroughs of New York City, one branch office in Washington, D.C., one branch in San Francisco and our digital banking platform. Our corporate divisions include Commercial Banking, Trust and Investment Management and Consumer Banking. Our product line includes residential mortgage loans, commercial and industrial (“C&I”) loans, commercial real estate (“CRE”) loans, multifamily mortgages, and a variety of commercial and consumer deposit products, including non-interest bearing accounts, interest-bearing demand products, savings accounts, money market accounts and certificates of deposit. We also offer online banking and bill payment services, online cash management, safe deposit box rentals, debit card and ATM card services and the availability of a nationwide network of ATMs for our customers.

We currently offer a wide range of trust, custody and investment management services, including asset safekeeping, corporate actions, income collections, proxy services, account transition, asset transfers, and conversion management. We also offer a broad range of investment products, including both index and actively-managed funds spanning equity, fixed-income, real estate and alternative investment strategies to meet the needs of our clients. As of March 31, 2020, we oversaw $31.0 billion in assets under custody and $11.6 billion in assets under management.

Our products and services are tailored to our target customer base that prefers a financial partner that is socially responsible, values-oriented and committed to creating positive change in the world. These customers include advocacy-based non-profits, social welfare organizations, national labor unions, political organizations, foundations, socially responsible businesses, and other for-profit companies that seek to balance their profit-making activities with activities that benefit their other stakeholders, as well as the members and stakeholders of these commercial customers. Our goal is to be the go-to financial partner for people and organizations who strive to make a meaningful impact in our society and who care about their communities, the environment, and social justice. We have obtained B Corporation TM certification, a distinction we earned after being evaluated under rigorous standards of social and environmental performance, accountability, and transparency. We are also the largest of 10 commercial financial institutions in the United States that are members of the Global Alliance for Banking on Values, a network of banking leaders from around the world committed to advancing positive change in the banking sector.

Impact of the COVID-19 pandemic on our business

The ongoing COVID-19 pandemic has caused and will continue to cause significant disruption in the international and United States economies and financial markets and has had and is expected to continue to have a significant and adverse effect on our business and results of operations. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, supply chain interruptions and overall economic and financial market instability. In response to the COVID-19 pandemic, the governments of all of the states in which we have branch offices and of most other states have taken preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forgo their time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These restrictions and other consequences of the pandemic have resulted in significant adverse effects for many different types of businesses, including, among others, those in the travel, hospitality and food and beverage industries, and have resulted in a significant number of layoffs and furloughs of employees nationwide and in the regions in which we operate.

While our business has been designated an essential business, which allows us to continue to serve our customers, we serve many customers that have been deemed, or who are employed by businesses that have been deemed, to be non-essential. And many of our customers that have been categorized to date as essential businesses, or who are employed by businesses that have been categorized as essential businesses, have been adversely affected by the COVID-19 pandemic.

The impact of the COVID-19 pandemic is fluid and continues to evolve. The COVID-19 pandemic and its associated impacts on trade (including supply chains and export levels), travel, employee productivity, unemployment, consumer spending, and other economic activities has resulted in less economic activity, lower equity market valuations and significant volatility and disruption in financial markets. In addition, due to the COVID-19 pandemic, market interest rates have declined significantly, with the 10-year Treasury bond falling below 1.00% on March 3, 2020 for the first time. On March 3, 2020, the Federal Open Market Committee reduced the targeted federal funds interest rate range by 50 basis points to 1.00% to 1.25%. This range was further reduced to 0% to 0.25% percent on March 16, 2020. These reductions in interest rates and the other effects of the COVID-19 pandemic have had and are expected to continue to have a significant and adverse effect on our business and results of operations. The ultimate extent of the impact of the COVID-19 pandemic on our business, financial condition and results of operations is currently uncertain and will depend on various developments and other factors, including, among others, the duration and scope of the pandemic, as well as governmental, regulatory and private sector responses to the pandemic, and the associated impacts on the economy, financial markets and our customers, employees and vendors.

As a result of these events, we have seen the following impacts to our business during the month of April 2020:

Impacts on our operations

We took a wide range of actions to help protect our employees and customers and to ensure the operational continuity of the Bank, while continuing to provide core banking services to our consumer and commercial clients. The majority of our employees are now working remotely with the exception of essential branch and facility staff. Our primary geographic markets include the New York City metropolitan area, the Washington, D.C. metropolitan area, and the San Francisco metropolitan area. New York City is one of the areas in the United States hardest-hit by the COVID-19 pandemic. Accordingly, we have had to close or reduce hours at our branches in several locations due to risk of transmission of COVID-19.

Impacts on our loan portfolio

The disruption in economic activity across the United States, and particularly in New York, has caused stress in the financial condition of both our consumer and commercial clients. As a result, we have started to use the tools afforded to us under the CARES Act and other regulatory provisions to provide payment deferrals for customers that need assistance. Under the terms of these deferrals agreements, the loans will not be reported as past due or as non-accrual for the agreed upon term of the deferral, unless additional information becomes available that indicates the loan will not perform as expected when the deferral is complete. Additionally, we will not downgrade these loans and will not build an allowance directly attributable to these loans solely as the result of the deferral granted, though qualitative allowance factors may be negatively affected and cause an increase in our provision expense and allowance for loan losses. Interest will accrue during the deferral period. In general, the interest and principal originally due during the deferral period will be due at the contractual end of the loan. If the loan does not exit deferral and continues to pay according to contractual terms, the loan will then be considered as any other loan that is past due or not in agreement with contractual terms, and additional allowance will likely be required for these loans.

As of April 24, 2020, we have provided or plan to provide payment deferrals on the following amount of loan balances. We expect that the deferral numbers will continue to increase over the course of the second quarter of 2020.

($ in millions)	Data as of week ending 4/24/2020
Loan Type	3/31/2020 Balance	Forbearance approved or in process	% of Portfolio	Documents requested; not yet returned	% of Portfolio
Commercial and industrial	$532	$30	5.6%	$33	6.1%
Multifamily, commercial real estate, and construction and land development	1,411	155	11.0%	75	5.3%
Residential real estate lending	1,417	114	8.0%	—	0.0%

Portfolio (excluding consumer and student)	$3,360	$298	8.9%	$107	3.2%

Consumer and student	$189	43% of balances reported with less than 1% deferral rate

Impacts on our investment portfolio

We are also monitoring the impact of the COVID-19 pandemic on the value of our investments. We mark to market our publicly traded investments and will review our investment portfolio for impairment at period end. Because of changing economic and market conditions affecting issuers, we may be required to recognize further impairments on the securities we hold as well as reductions in other comprehensive income. We cannot currently determine the ultimate impact of the pandemic on the long-term value of our portfolio.

Impact on our capital

As of March 31, 2020, all of our capital ratios are in excess of all regulatory requirements. While we believe that we have sufficient capital to withstand an extended economic recession brought about by the COVID-19 pandemic, our reported and regulatory capital ratios could be adversely impacted by further credit losses.

Other impacts on our financial performance

In addition to the factors above, we expect the following impacts to our earnings, though we are unable to quantify the impacts at this time:

•	Increased allowance related to qualitative factors

•	Increased allowance related to loans that continue to be impacted by the economy after the payment deferral period

•	Lower Trust Department fees due to lower equity values in our clients’ assets under management and/or custody

•	Lower net interest margin due to the Federal Reserves’ decision to lower rates to “near zero” at the end of March

•	Lower loan originations as the credit worthiness of borrowers may be impacted by the current economic environment

•	Lower fees for services that are temporarily being waived including overdraft fees, ATM fees, CD breakage fees and other miscellaneous fees

The negative financial impacts may be partially offset by actions taken by management to lower interest expense and operating expense.

These factors, together or in combination with other events or occurrences that may not yet be known or anticipated, may materially and adversely affect our business, financial condition and results of operations.

Critical and Significant Accounting Policies and Estimates

Our consolidated financial statements are prepared based on the application of accounting policies generally accepted in the United States, or GAAP, and conform to general practices within the banking industry. Our significant accounting policies are more fully described in Note 1 of our audited consolidated financial statements included in our Annual Report and our critical accounting policies are more fully described under “Critical Accounting Policies and Estimates” included in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2019 Annual Report. There have been no significant changes to our critical and significant accounting policies, or the estimates made pursuant to those policies as described in our 2019 Annual Report.

SELECTED FINANCIAL DATA

The following table sets forth our unaudited selected historical consolidated financial data for the periods and as of the dates indicated. This data should be read in conjunction with the unaudited consolidated financial statements and the notes thereto contained elsewhere in this report and the information contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Three Months Ended March 31,
(In thousands, except per share data)	2020	2019
Selected Operating Data:
Interest income	$48,631	$45,774
Interest expense	3,942	5,001

Net interest income	44,689	40,773
Provision for (recovery of) loan losses	8,588	2,186

Net interest income after provision for loan losses	36,101	38,587
Non-interest income	9,118	7,417
Non-interest expense	32,270	31,448

Income before income taxes	12,949	14,556
Provision (benefit) for income taxes	3,404	3,743

Net income	$9,545	$10,813

Selected Financial Data:
Total assets	$5,751,953	$4,914,479
Total cash and cash equivalents	262,736	132,154
Investment securities	1,728,056	1,252,038
Total net loans	3,514,987	3,267,015
Bank-owned life insurance	81,098	79,485
Total deposits	5,076,557	4,107,075
Borrowed funds	—	253,775
Total common stockholders’ equity	473,135	455,345
Total stockholders’ equity	473,269	455,479

Selected Financial Ratios and Other Data:
Earnings
Basic	$0.30	$0.34
Diluted	0.30	0.33
Book value per common share (excluding minority interest)	15.26	14.33
Common shares outstanding	31,000,299	31,771,585
Weighted average common shares outstanding, basic	31,410,848	31,771,585
Weighted average common shares outstanding, diluted	31,805,901	32,321,585

	Three Months Ended March 31,
	2020	2019
Selected Performance Metrics:
Return on average assets	0.71%	0.92%
Return on average equity	7.65%	9.82%
Loan yield	4.13%	4.44%
Securities yield	3.29%	3.37%
Deposit cost	0.33%	0.31%
Net interest margin	3.46%	3.65%
Efficiency ratio	59.97%	65.26%

Asset Quality Ratios:
Nonaccrual loans to total loans	0.96%	0.45%
Nonperforming assets to total assets	1.14%	1.15%
Allowance for loan losses to nonaccrual loans	125%	212%
Allowance for loan losses to total loans	1.19%	0.95%
Annualized net charge-offs (recoveries) to average loans	0.01%	1.00%

Capital Ratios:
Tier 1 leverage capital ratio	8.47%	8.90%
Tier 1 risk-based capital ratio	12.74%	13.31%
Total risk-based capital ratio	13.96%	14.33%
Common equity tier 1 capital ratio	12.74%	13.31%

Results of Operations

General

Our results of operations depend substantially on net interest income, which is the difference between interest income on interest-earning assets, consisting primarily of interest income on loans, investment securities and other short-term investments and interest expense on interest-bearing liabilities, consisting primarily of interest expense on deposits and borrowings. Our results of operations are also dependent on non-interest income, consisting primarily of income from Trust Department fees, service charges on deposit accounts, net gains on sales of investment securities and income from bank-owned life insurance (“BOLI”). Other factors contributing to our results of operations include our provisions for loan losses, income taxes, and non-interest expenses, such as salaries and employee benefits, occupancy and depreciation expenses, professional fees, data processing fees and other miscellaneous operating costs.

Net income for the first quarter of 2020 was $9.5 million, or $0.30 per diluted share, compared to $10.8 million, or $0.33 per diluted share, for the first quarter of 2019. The $1.3 million decrease in net income for the first quarter of 2020, compared to the first quarter of 2019, is primarily due to a $6.4 million increase in provision for loan losses and a $0.8 million increase in expenses, partially offset by a $3.9 million increase in net interest income and a $1.7 million increase in non-interest income.

Net Interest Income

Net interest income, representing interest income less interest expense, is a significant contributor to our revenues and earnings. We generate interest income from interest, dividends and prepayment fees on interest-earning assets, including loans, investment securities and other short-term investments. We incur interest expense from interest paid on interest-bearing liabilities, including interest-bearing deposits, FHLB advances and other borrowings. To evaluate net interest income, we measure and monitor (i) yields on our loans and other interest-earning assets, (ii) the costs of our deposits and other funding sources, (iii) our net interest spread and (iv) our net interest margin. Net interest spread is equal to the difference between rates earned on interest-earning assets and rates paid on interest-bearing liabilities. Net interest margin is equal to the annualized net interest income divided by average interest-earning assets. Because non-interest-bearing sources of funds, such as non-interest-bearing deposits and stockholders’ equity, also fund interest-earning assets, net interest margin includes the benefit of these non-interest-bearing sources.

Changes in the market interest rates and interest rates we earn on interest-earning assets or pay on interest-bearing liabilities, as well as the volume and types of interest-earning assets, interest-bearing and non-interest-bearing liabilities, are usually the largest drivers of periodic changes in net interest spread, net interest margin and net interest income.

The following table sets forth information related to our average balance sheet, average yields on assets, and average costs of liabilities for the periods indicated:

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
(In thousands)	Average Balance	Income / Expense	Yield/ Rate	Average Balance	Income / Expense	Yield/ Rate
Interest earning assets:
Interest-bearing deposits in banks	$185,281	$396	0.86%	$73,296	$293	1.62%
Securities and FHLB stock	1,544,848	12,623	3.29%	1,225,700	10,185	3.37%
Total loans, net (1)	3,464,438	35,612	4.13%	3,227,422	35,296	4.44%

Total interest earning assets	5,194,567	48,631	3.77%	4,526,418	45,774	4.10%
Non-interest earning assets:
Cash and due from banks	9,539			9,988
Other assets	222,757			251,468

Total assets	$5,426,863			$4,787,874

Interest bearing liabilities:
Savings, NOW and money market deposits	2,143,247	$2,737	0.51%	1,877,349	$1,867	0.40%
Time deposits	381,053	1,178	1.24%	440,428	1,079	0.99%

Total deposits	2,524,300	3,915	0.62%	2,317,777	2,946	0.52%
Federal Home Loan Bank advances	6,374	27	1.70%	328,476	2,046	2.53%
Other Borrowings	—	—	0.00%	1,333	9	2.64%

Total interest bearing liabilities	2,530,674	3,942	0.63%	2,647,586	5,001	0.77%
Non interest bearing liabilities:
Demand and transaction deposits	2,300,999			1,598,637
Other liabilities	93,309			95,187
Total liabilities	4,924,982			4,341,410
Stockholders’ equity	501,881			446,464

Total liabilities and stockholders’ equity	$5,426,863			$4,787,874

Net interest income / interest rate spread		$44,689	3.14%		$40,773	3.34%

Net interest earning assets / net interest margin	$2,663,893		3.46%	$1,878,832		3.65%

(1)	Amounts are net of deferred origination costs / (fees) and the allowance for loan losses and includes loans held for sale

Our net interest income was $44.7 million for the first quarter of 2020, compared to $40.8 million for the first quarter of 2019. The year-over-year increase of $3.9 million, or 9.6%, was primarily attributable to an increase in average net loans of $239.8 million, an increase in average securities of $319.1 million and a decrease in average Federal Home Loan Bank advances of $322.1 million. These impacts are partially offset by an increase in average interest bearing deposits of $206.5 million.

Our net interest spread was 3.14% for the three months ended March 31, 2020, compared to 3.34% for the same period in 2019, a decrease of 20 basis points. Our net interest margin was 3.46% for the first quarter of 2020, a decrease of 19 basis points from 3.65% in the first quarter of 2019. The accretion of the loan mark from the loans we acquired in our New Resource Bank acquisition contributed four basis points to our net interest margin in the first quarter of 2020, compared to five basis points in the first quarter of 2019. Prepayment penalties earned through loan income contributed $0.8 million, or six basis points, to our net interest margin in the first quarter of 2020, compared to two basis points in the first quarter of 2019.

The yield on average earning assets was 3.77% for the three months ended March 31, 2020, compared to 4.10% for the same period in 2019, a decrease of 33 basis points. This decrease was driven primarily by a decrease in yields on loans and securities due to a decrease in the Federal Funds rate.

The average rate on interest-bearing liabilities was 0.63% for the three months ended March 31, 2020, a decrease of 14 basis points from the same period in 2019, which was primarily due to a decrease in average borrowings as a result of an increase in average deposits. The average rate paid on interest-bearing deposits was 0.62% for the three months ended March 31, 2020, an increase of 10 basis points from the same period in 2019, which was primarily due to an increase in the pricing on deposits to new and existing customers. Noninterest-bearing deposits represented 48% of average deposits for the three months ended March 31, 2020, contributing to a total cost of deposits of 33 basis points in the first quarter of 2020.

Rate-Volume Analysis

Increases and decreases in interest income and interest expense result from changes in average balances (volume) of interest-earning assets and interest-bearing liabilities, as well as changes in weighted average interest rates. The table below presents the effect of volume and rate changes on interest income and expense. Changes in volume are changes in the average balance multiplied by the previous period’s average rate. Changes in rate are changes in the average rate multiplied by the average balance from the previous period. The net changes attributable to the combined impact of both rate and volume have been allocated proportionately to the changes due to volume and the changes due to rate:

	Three Months Ended March 31, 2020 over March 31, 2019
(In thousands)	Volume	Changes Due To Rate	Net Change
Interest earning assets:
Interest-bearing deposits in banks	$931	$(828)	$103
Securities and FHLB stock	4,032	(1,594)	2,438
Total loans, net	10,475	(10,159)	316

Total interest income	15,438	(12,581)	2,857

Interest bearing liabilities:
Savings, NOW and money market deposits	296	574	870
Time deposits	(732)	831	99

Total deposits	(436)	1,405	969
Federal Home Loan Bank advances	(1,513)	(506)	(2,019)
Other Borrowings	(9)	—	(9)

Total borrowings	(1,522)	(506)	(2,028)
Total interest expense	(1,958)	899	(1,059)

Change in net interest income	$17,396	$(13,480)	$3,916

Provision for Loan Losses

We establish an allowance through a provision for loan losses charged as an expense in our Consolidated Statements of Income. The provision for loan losses is the amount of expense that, based on our judgment, is required to maintain the allowance at an adequate level to absorb probable losses inherent in the loan portfolio at the balance sheet date and that, in management’s judgment, is appropriate under GAAP. Our determination of the amount of the allowance and corresponding provision for loan losses considers ongoing evaluations of the credit quality and level of credit risk inherent in our loan portfolio, levels of nonperforming loans and charge-offs, statistical trends and economic and other relevant factors. The allowance is increased by provisions charged to expense and decreased by provisions released from expense or by actual charge-offs, net of recoveries on prior loan charge-offs. In accordance with accounting guidance for business combinations, we recorded all loans acquired in the NRB acquisition at their estimated fair value at the date of acquisition with no carryover of the related allowance.

Our provisions for loan losses totaled an expense of $8.6 million in the first quarter of 2020, compared to an expense of $2.2 million for the first quarter of 2019. The provision expense in the first quarter of 2020 was primarily driven by a $3.4 million increase in our allowance for loan losses on two loans in our indirect C&I portfolio previously classified as restructured loans that were negatively impacted by the COVID-19 pandemic and a $3.0 million increase in qualitative factors tied to economic activity as a result of the COVID-19 pandemic. The provision for the first quarter of 2019 was primarily driven by additional allowance on criticized and classified loans in the C&I portfolio.

For a further discussion of the allowance, see “Allowance for Loan Losses” below.

Non-Interest Income

Our non-interest income included Trust Department fees, which consist of fees received in connection with investment advisory and custodial management services of investment accounts, service fees charged on deposit accounts, income on BOLI, gain or loss on other real estate owned, and other income.

The following table presents our non-interest income for the periods indicated:

	Three Months Ended March 31,
(In thousands)	2020	2019

Trust Department fees	$4,085	$4,721
Service charges on deposit accounts	2,411	1,871
Bank-owned life insurance	384	420
Gain (loss) on sale of investment securities available for sale, net	499	292
Gain (loss) on other real estate owned, net	(23)	(249)
Other income	1,762	362

Total non-interest income	$9,118	$7,417

Our non-interest income was $9.1 million in the first quarter of 2020, compared to $7.4 million in the first quarter of 2019, an increase of $1.7 million, or 22.9%. This increase was primarily due to a $1.4 million gain on the sale of an owned branch (reported in other income), and a $0.5 million increase in service charges on deposit accounts due to an increase in the number of accounts and higher balances. These increases were partially offset by a $0.6 million decrease in Trust Department fees primarily related to the decrease in revenue from a real estate fund which is liquidating its assets. Our investment management business earns fees from a real estate fund that will wind down over the next few years. This fund generated $0.5 million in fees, included within Trust Department fees, during the three months ended March 31, 2020, and $1.0 million in fees during the same period in 2019. We expect that management fees from this real estate fund will continue to decline as properties are liquidated.

Non-Interest Expense

Non-interest expense includes compensation and employee benefits, occupancy and depreciation expense, professional fees (including legal, accounting and other professional services), data processing, office maintenance and depreciation, amortization of intangible assets, advertising and promotion, and other expenses. The following table presents non-interest expense for the periods indicated:

	Three Months Ended March 31,
(In thousands)	2020	2019

Compensation and employee benefits, net	$17,458	$17,430
Occupancy and depreciation	5,506	4,271
Professional fees	2,983	3,165
Data processing	2,264	2,749
Office maintenance and depreciation	856	887
Amortization of intangible assets	342	389
Advertising and promotion	667	622
Other	2,194	1,935

Total non-interest expense	$32,270	$31,448

Our non-interest expense for the first quarter of 2020 was $32.3 million, increase of $0.8 million, or 2.6%, from $31.4 million in the first quarter of 2019. The increase in the first quarter of 2020 when compared to the same period in 2019, was primarily due to a $1.4 million charge for closing two branches in the first quarter of 2020 which was recognized in occupancy and depreciation expense, partially offset by a $0.5 million decrease in data processing expense due to contract renegotiations with vendors.

Income Taxes

We had a provision for income tax expense of $3.4 million for the first quarter of 2020, compared to $3.7 million for the first quarter of 2019. Our effective tax rate was 26.3% for the three months ended March 31, 2020, compared to 25.7% for the same period in 2019.

Financial Condition

Balance Sheet

Our total assets were $5.8 billion at March 31, 2020, compared to $5.3 billion at December 31, 2019. The increase of $426.6 million was driven primarily by a $210.6 million increase in investment securities, a $140.2 million increase in cash and cash equivalents, and a $76.2 million increase in loans receivable, net.

Investment Securities

The primary goal of our securities portfolio is to maintain an available source of liquidity and an efficient investment return on excess capital, while maintaining a low-risk profile. We also use our securities portfolio to manage interest rate risk, meet Community Reinvestment Act (“CRA”) goals and to provide collateral for certain types of deposits or borrowings. An Investment Committee chaired by our Chief Financial Officer manages our investment securities portfolio according to written investment policies approved by our Board of Directors. Investments in our securities portfolio may change over time based on management’s objectives and market conditions.

We seek to minimize credit risk in our securities portfolio through diversification, concentration limits, restrictions on high risk investments (such as subordinated positions), comprehensive pre-purchase analysis and stress testing, ongoing monitoring and by investing a significant portion of our securities portfolio in U.S. Government sponsored entity (“GSE”) obligations. GSEs include the Federal Home Loan Mortgage Corporation (“FHLMC”), the Federal National Mortgage Association (“FNMA”), the Government

National Mortgage Association (“GNMA”) and the Small Business Administration (“SBA”). GNMA is a wholly-owned U.S. Government corporation whereas FHLMC and FNMA are private. Mortgage-related securities may include mortgage pass-through certificates, participation certificates and collateralized mortgage obligations (“CMOs”). We invest in non-GSE securities in order to generate higher returns, improve portfolio diversification and or reduced interest rate and prepayment risk. With the exception of small legacy CRA investments comprising less than 0.1% of the portfolio or Trust Preferred securities, all of our non-GSE securities are senior positions that are the top of the capital structure.

Our investment securities portfolio consists of securities classified as available for sale and held to maturity. There were no trading securities in our investment portfolio during the three months ended March 31, 2020 or for the year ended December 31, 2019. All available for sale securities are carried at fair value and may be used for liquidity purposes should management consider it to be in our best interest.

At March 31, 2020 and December 31, 2019, we had available for sale securities of $1.4 billion and $1.2 billion, respectively. The $217.0 million increase in the first quarter of 2020 was primarily from the purchase of agency mortgage-backed securities (“MBS”) with a modest increase in non-agency MBS and asset-backed securities (“ABS”).

At March 31, 2020, our held to maturity securities portfolio primarily consisted of property assessed clean energy, or PACE bonds, tax-exempt municipal securities, GSE residential certificates and other debt. We carry these securities at amortized cost. We had held to maturity securities of $286.3 million at March 31, 2020, and $292.7 million at December 31, 2019.

Certain securities have fair values less than amortized cost and, therefore, contain unrealized losses. At March 31, 2020, we evaluated those securities which had an unrealized loss for other than temporary impairment (“OTTI”), and determined substantially all of the decline in value to be temporary. There were $849.8 million of investment securities with unrealized losses at March 31, 2020 of which $5.9 million had a continuous unrealized loss position for 12 consecutive months or longer that was greater than 5% of amortized cost. We anticipate full recovery of amortized cost with respect to these securities by the time that these securities mature, or sooner in the case that a more favorable market interest rate environment causes their fair value to increase. We do not intend to sell these securities and we believe it is more likely than not that we will be required to sell them before full recovery of their amortized cost basis, which may be at the time of their maturity.

The following table is a summary of our investment portfolio, using market value for available for sale securities and amortized cost for held to maturity securities, as of the dates indicated.

	March 31, 2020		December 31, 2019
(In thousands)	Amount	% of Portfolio	Amount	% of Portfolio
Available for sale:
Mortgage-related:
GSE residential certificates	$19,892	1.2%	$36,385	2.4%
GSE CMOs	347,050	20.1%	282,434	18.6%
GSE commercial certificates & CMO	415,848	24.1%	253,913	16.7%
Non-GSE residential certificates	62,323	3.6%	59,008	3.9%
Non-GSE commercial certificates	42,706	2.5%	46,874	3.1%

Other debt:
U.S. Treasury	204	0.0%	199	0.0%
ABS	533,188	30.8%	523,777	34.5%
Trust preferred	12,237	0.7%	13,897	0.9%
Corporate	8,357	0.5%	8,283	0.6%
Other	—	0.0%	—	0.0%

Total available for sale	1,441,805	83.5%	1,224,770	80.7%

Held to maturity:
Mortgage-related:
GSE residential certificates	629	0.0%	635	0.0%
Non GSE commercial certificates	259	0.0%	270	0.0%

Other debt:
PACE	255,298	14.7%	263,805	17.4%
Municipal	24,965	1.5%	22,894	1.5%
Other	5,100	0.3%	5,100	0.3%

Total held to maturity	286,251	16.5%	292,704	19.3%

Total securities	$1,728,056	100.0%	$1,517,474	100.0%

The following table show contractual maturities and yields for the securities-available-for sale and held-to-maturity portfolios:

Contractual Maturity as of March 31, 2020

	One Year or Less		One to Five Years		Five to Ten Years		Due after Ten Years
(In thousands)	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)	Amortized Cost	Weighted Average Yield (1)

Available for sale:
Mortgage-related:
GSE residential certificates	$—	0.0%	$—	0.0%	$—	—%	$19,468	2.1%
GSE residential CMOs	—	0.0%	—	0.0%	28,163	2.3%	310,452	2.5%
GSE commercial certificates & CMO	23,846	1.4%	24,380	2.3%	144,520	1.8%	212,906	2.2%
Non-GSE residential certificates	—	0.0%	—	0.0%	—	0.0%	63,006	3.1%
Non-GSE commercial certificates	—	0.0%	—	0.0%	—	0.0%	45,840	2.0%

Other debt:
U.S. Treasury	—	0.0%	199	1.7%	—	0.0%	—	0.0%
ABS	6,071	2.2%	15,464	3.8%	144,039	2.8%	398,053	2.7%
Trust preferred	—	0.0%	—	0.0%	14,624	2.0%	—	0.0%
Corporate	—	0.0%	3,000	6.5%	4,958	6.4%	—	0.0%
Other	—	0.0%	—	0.0%	—	0.0%	—	0.0%

Held to maturity:
Mortgage-related:
GSE residential certificates	—	0.0%	—	0.0%	10	6.0%	619	3.5%
Non GSE commercial certificates	—	0.0%	—	0.0%	—	0.0%	259	5.5%

Other debt:
PACE	—	—%	—	—%	—	—%	255,298	4.6%
Municipal	—	0.0%	—	0.0%	—	0.0%	24,965	2.9%
Other	—	0.0%	5,100	2.6%	—	0.0%	—	0.0%

Total securities	$29,917	1.6%	$48,143	3.1%	$336,314	2.3%	$1,330,866	2.9%

(1)	Estimated yield based on book price (amortized cost divided by par) using estimated prepayments and no change in interest rates.

The following table shows a breakdown of our asset backed securities by sector and ratings:

March 31, 2020

ABS Securities:

					Credit Ratings Highest Rating if split rated
(In thousands)	Amount	%	Expected Avg. Life in Years	% Floating	% AAA	% AA	% A	% Not Rated	Total
CLO Commercial & Industrial	$273,188	51%	3.4	100%	100%	0%	0%	0%	100%
Consumer	101,409	19%	4.9	0%	28%	2%	69%	1%	100%
Mortgage	107,574	20%	3.1	100%	100%	0%	0%	0%	100%
Student	51,017	10%	4.8	86%	85%	15%	0%	0%	100%

Total Securities:	$533,188	100%	3.8	80%	85%	2%	13%	0%	100%

Loans

Lending-related income is the most important component of our net interest income and is the main driver of our results of operations. Total loans, net of deferred origination fees, were $3.5 billion as of March 31, 2020 compared to $3.4 billion as of December 31, 2019. Within our commercial loan portfolio, our primary focus has been on C&I, multifamily and CRE lending. Within our retail loan portfolio, our primary focus has been on residential 1-4 family (1st lien) mortgages. We intend to focus any organic growth in our loan portfolio on these lending areas as part of our strategic plan.

In the first quarter of 2020, we purchased $37.4 million of consumer solar loans, $34.6 million of residential mortgage loans and $25.3 million of primarily fixed rate commercial loans that are unconditionally guaranteed by the United States government. We plan to selectively evaluate the purchase of additional loan pools that meet our underwriting criteria as part of our strategic plan.

The following table sets forth the composition of our loan portfolio, as of March 31, 2020 and December 31, 2019:

(In thousands)	March 31, 2020		December 31, 2019
	Amount	% of total loans	Amount	% of total loans
Commercial portfolio:
Commercial and industrial	$532,351	15.0%	474,342	13.7%
Multifamily mortgages	936,350	26.4%	976,380	28.2%
Commercial real estate mortgages	408,766	11.5%	421,947	12.2%
Construction and land development mortgages	65,706	1.9%	62,271	1.8%

Total commercial portfolio	1,943,173	54.8%	1,934,940	55.9%

Retail portfolio:
Residential real estate lending	1,416,796	39.9%	1,366,473	39.4%
Consumer and other	189,152	5.3%	163,077	4.7%

Total retail portfolio	1,605,948	45.2%	1,529,550	44.1%

Total loans	3,549,121	100.0%	3,464,490	100.0%

Net deferred loan origination costs (fees)	8,214		8,124
Allowance for loan losses	(42,348)		(33,847)

Total loans, net	$3,514,987		$3,438,767

Commercial loan portfolio

Our commercial loan portfolio comprised 54.8% of our total loan portfolio at March 31, 2020 and 55.9% of our total loan portfolio at December 31, 2019. The major categories of our commercial loan portfolio are discussed below:

C&I. Our C&I loans are generally made to small and medium-sized manufacturers and wholesale, retail and service-based businesses to provide either working capital or to finance major capital expenditures. The primary source of repayment for C&I loans is generally operating cash flows of the business. We also seek to minimize risks related to these loans by requiring such loans to be collateralized by various business assets (including inventory, equipment and accounts receivable). The average size of our C&I loans at March 31, 2020 by exposure was $2.9 million with a median size of $0.8 million. We have shifted our lending strategy to focus on developing full customer relationships including deposits, cash management, and lending. The businesses that we focus on are generally mission aligned with our core values, including organic and natural products, sustainable companies, clean energy, nonprofits, and B Corporations TM.

Our C&I loans totaled $532.4 million at March 31, 2020, which comprised 15.0% of our total loan portfolio. During the three months ended March 31, 2020, the C&I loan portfolio increased by 12.2% from $474.3 million at December 31, 2019, of which $26 million of the growth was due to increased usage of existing lines of credit.

Multifamily. Our multifamily loans are generally used to purchase or refinance apartment buildings of five units or more, which collateralize the loan, in major metropolitan areas within our markets. Multifamily loans have 80% of their exposure in NYC—our largest geographic concentration. Our multifamily loans have been underwritten under stringent guidelines on loan-to-value and debt service coverage ratios that are designed to mitigate credit and concentration risk in this loan category.

Our multifamily loans totaled $936.4 million at March 31, 2020, which comprised 26.4% of our total loan portfolio. During the three months ended March 31, 2020, the multifamily loan portfolio decreased by 4.0% from $976.4 million at December 31, 2019, primarily due to payoffs.

CRE. Our CRE loans are used to purchase or refinance office buildings, retail centers, industrial facilities, medical facilities and mixed-used buildings. Included in this total are 33 borrowers financing owner-occupied buildings which account for an aggregate total of $54.6 million in loans as of March 31, 2020.

Our CRE loans totaled $408.8 million at March 31, 2020, which comprised 11.5% of our total loan portfolio. During the three months ended March 31, 2020, the CRE loan portfolio decreased by 3.1% from $421.9 million at December 31, 2019, primarily due to payoffs.

Retail loan portfolio

Our retail loan portfolio comprised 45.2% of our loan portfolio at March 31, 2020 and 44.1% of our loan portfolio at December 31, 2019. The major categories of our retail loan portfolio are discussed below.

Residential real estate lending. Our residential 1-4 family mortgage loans are residential mortgages that are primarily secured by single-family homes, which can be owner occupied or investor owned. These loans are either originated by our loan officers or purchased from other originators with the servicing retained by such originators. Our residential real estate lending portfolio is 98% first mortgage loans and 2% second mortgage loans. As of March 31, 2020, 79% of our residential 1-4 family mortgage loans were either originated by our loan officers since 2012 or were acquired in our acquisition of NRB, 16% were purchased from two third parties on or after July, 2014, and 5% were purchased by us from other originators before 2010. Our residential real estate lending loans totaled $1.4 billion at March 31, 2020, which comprised 88.2% of our retail loan portfolio and 39.9% of our total loan portfolio. In March 31, 2020, our residential real estate lending loans increased by 3.7% from $1.4 billion at December 31, 2019, primarily from loans originated by us and the purchase of one pool of first-lien mortgages.

Consumer and other. Our consumer and other portfolio is comprised of purchased student loans, residential solar loans, unsecured consumer loans and overdraft lines. Our consumer and other loans totaled $189.2 million at March 31, 2020, which comprised 5.3% of our total loan portfolio, compared to $163.1 million, or 4.7% of our total loan portfolio, at December 31, 2019.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The information in the following table is based on the contractual maturities of individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of these loans is subject to review and credit approval, as well as modification of terms upon maturity. Actual repayments of loans may differ from the maturities reflected below because borrowers have the right to prepay obligations with or without prepayment penalties. The following tables summarize the loan maturity distribution by type and related interest rate characteristics at March 31, 2020 and December 31, 2019:

(In thousands)	One year or less	After one but within five years	After 5 years	Total
March 31, 2020:
Commercial Portfolio:
Commercial and industrial	$116,148	$193,794	$222,409	$532,351
Multifamily	95,491	559,619	281,240	936,350
Commercial real estate	49,982	248,239	110,545	408,766
Construction and land development	37,617	14,941	13,148	65,706

Retail Portfolio:
Residential real estate lending	436	676	1,415,684	1,416,796
Consumer and other	626	4,704	183,822	189,152

Total Loans	$300,300	$1,021,973	$2,226,848	$3,549,121

(In thousands)	After one but within five years	After 5 years	Total
Gross loan maturing after one year with:
Fixed interest rates	$849,931	$1,435,872	$2,285,803
Floating or adjustable interest rates	172,042	790,976	963,018

Total Loans	$1,021,973	$2,226,848	$3,248,821

(In thousands)	One year or less	After one but within five years	After 5 years	Total
December 31, 2019:
Commercial Portfolio:
Commercial and industrial	$88,036	$183,387	$202,919	$474,342
Multifamily	96,845	608,647	270,888	976,380
Commercial real estate	53,669	251,729	116,549	421,947
Construction and land development	35,121	14,124	13,026	62,271

Retail Portfolio:
Residential real estate lending	436	634	1,365,403	1,366,473
Consumer and other	714	4,042	158,321	163,077

Total retail	$274,821	$1,062,563	$2,127,106	$3,464,490

(In thousands)	After one but within five years	After 5 years	Total
Gross loan maturing after one year with:
Fixed interest rates	$902,981	$1,366,370	$2,269,351
Floating or adjustable interest rates	159,582	760,736	920,318

Total Loans	$1,062,563	$2,127,106	$3,189,669

Allowance for Loan Losses

We maintain the allowance at a level we believe is sufficient to absorb probable incurred losses in our loan portfolio given the conditions at the time. Management determines the adequacy of the allowance based on periodic evaluations of the loan portfolio and other factors, including end-of-period loan levels and portfolio composition, observable trends in nonperforming loans, our historical loan losses, known and inherent risks in the portfolio, underwriting practices, adverse situations that may impact a borrower’s ability to repay, the estimated value and sufficiency of any underlying collateral, credit risk grade assessments, loan impairment and economic conditions. These evaluations are inherently subjective as they require management to make material estimates, all of which may be susceptible to significant change. The allowance is increased by provisions for loan losses charged to expense and decreased by actual charge-offs, net of recoveries of previous amounts charged-off.

The allowance consists of specific allowances for loans that are individually classified as impaired and general components. Impaired loans include loans placed on nonaccrual status and TDRs. Loans are considered impaired when, based on current information and events, it is probable that we will be unable to collect all amounts due in accordance with the original contractual terms of the loan agreements. When determining if we will be unable to collect all principal and interest payments due in accordance with the original contractual terms of the loan agreement, we consider the borrower’s overall financial condition, resources and payment record, support from guarantors, and the realized value of any collateral. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

Impaired loans are individually identified and evaluated for impairment based on a combination of internally assigned risk ratings and a defined dollar threshold. If a loan is impaired, a specific reserve is applied to the loan so that the loan is reported, net, at the discounted expected future cash flows or at the fair value of collateral if repayment is collateral dependent. Impaired loans which do not meet the criteria for individual evaluation are evaluated in homogeneous pools of loans with similar risk characteristics.

In accordance with the accounting guidance for business combinations, there was no allowance brought forward on any of the loans we acquired in our acquisition of NRB. For purchased non-credit impaired loans, credit discounts representing the principal losses expected over the life of the loan are a component of the initial fair value and the discount is accreted to interest income over the life of the loan. Subsequent to the acquisition date, the method used to evaluate the sufficiency of the credit discount is similar to organic loans, and if necessary, additional reserves are recognized in the allowance.

The following tables presents, by loan type, the changes in the allowance for the periods indicated:

	Three Months Ended March 31,
(In thousands)	2020	2019
Balance at beginning of period	$33,847	$37,195
Loan charge-offs:
Commercial portfolio:
Commercial and industrial	—	8,383
Multifamily	—	—
Commercial real estate	—	—
Construction and land development	—	—
Retail portfolio:
Residential real estate lending	24	109
Consumer and other	304	57

Total loan charge-offs	328	8,549

Recoveries of loans previously charged-off:
Commercial portfolio:
Commercial and industrial	1	6
Multifamily	—	—
Commercial real estate	—	—
Construction and land development	—	—
Retail portfolio:
Residential real estate lending	212	506
Consumer and other	28	48

Total loan recoveries	241	560

Net (recoveries) charge-offs	87	7,989
Provision for (recovery of) loan losses	8,588	2,186

Balance at end of period	$42,348	$31,392

The allowance increased $8.5 million to $42.3 million at March 31, 2020 from $33.8 million at December 31, 2019. The increase was primarily due to an additional $3.4 million in specific reserves for two indirect C&I loans and an additional $3.0 million due to changes in qualitative factors related to the COVID-19 pandemic and uncertain economic conditions. At March 31, 2020, we had $60.2 million of impaired loans for which a specific allowance of $11.5 million was made, compared to $65.5 million of impaired loans at December 31, 2019 for which a specific allowance of $7.5 million was made. The ratio of allowance to total loans was 1.19% for March 31, 2020 and 0.98% for December 31, 2019. The increase is primarily attributable to the increase in specific reserves on C&I loans and the increase in qualitative factors mentioned above. We believe the COVID-19 pandemic may have an adverse affect on the credit quality of our loan portfolio during the remainder of 2020. Disruption to our customers could result in increased loan delinquencies and defaults. Management believe impaired loans may increase in the future as a result of the COVID-19 pandemic.

Allocation of Allowance for Loan Losses

The following table presents the allocation of the allowance and the percentage of the total amount of loans in each loan category listed as of the dates indicated:

	At March 31, 2020		At December 31, 2019
(In thousands)	Amount	% of total loans	Amount	% of total loans
Commercial Portfolio:
Commercial and industrial	$14,930	15.0%	$11,126	14.2%
Multifamily	5,886	26.4%	5,210	28.4%
Commercial real estate	2,736	11.5%	2,492	12.6%
Construction and land development	1,740	1.9%	808	1.8%

Total commercial portfolio	25,292	54.8%	19,636	57.0%

Retail Portfolio:
Residential real estate lending	15,430	39.9%	14,149	38.2%
Consumer and other	1,626	5.3%	62	4.8%

Total retail portfolio	17,056	45.2%	14,211	43.0%

Total allowance for loan losses	$42,348		$33,847

Nonperforming Assets

Nonperforming assets include all loans categorized as nonaccrual or restructured, other real estate owned and other repossessed assets. The accrual of interest on loans is discontinued, or the loan is placed on nonaccrual, when the full collection of principal and interest is in doubt. We generally do not accrue interest on loans that are 90 days or more past due (unless we are in the process of collection or an extension and determine that the customer is not in financial difficulty). When a loan is placed on nonaccrual, previously accrued but unpaid interest is reversed and charged against interest income and future accruals of interest are discontinued. Payments by borrowers for loans on nonaccrual are applied to loan principal. Loans are returned to accrual status when, in our judgment, the borrower’s ability to satisfy principal and interest obligations under the loan agreement has improved sufficiently to reasonably assure recovery of principal and the borrower has demonstrated a sustained period of repayment performance.

A loan is identified as a TDR when we, for economic or legal reasons related to the borrower’s financial difficulties, grant a concession to the borrower. The concessions may be granted in various forms, including interest rate reductions, principal forgiveness, extension of maturity date, waiver or deferral of payments and other actions intended to minimize potential losses. A loan that has been restructured as a TDR may not be disclosed as a TDR in years subsequent to the restructuring if certain conditions are met. Generally, a nonaccrual loan that is restructured remains on nonaccrual status for a period no less than six months to demonstrate that the borrower can meet the restructured terms. However, the borrower’s performance prior to the restructuring or other significant events at the time of restructuring may be considered in assessing whether the borrower can meet the new terms and may result in the loan being returned to accrual status after a shorter performance period. If the borrower’s performance under the new terms is not reasonably assured, the loan remains classified as a nonaccrual loan.

The following table sets forth our nonperforming assets as of March 31, 2020 and December 31, 2019:

(In thousands)	March 31, 2020	December 31, 2019
Loans 90 days past due and accruing	$3,856	$446
Nonaccrual loans excluding held for sale loans and restructured loans	7,537	5,992
Nonaccrual loans held for sale	—	—
Restructured loans - nonaccrual	26,435	25,019
Restructured loans - accruing	26,968	34,367
Other real estate owned	786	809
Impaired securities	64	65

Total nonperforming assets	$65,646	$66,698

Nonaccrual loans:
Commercial and industrial	$15,949	$15,564
Multifamily	—	—
Commercial real estate	3,634	3,693
Construction and land development	3,652	3,652

Total commercial portfolio	23,235	22,909

Residential real estate lending	10,057	7,774
Consumer and other	680	328

Total retail portfolio	10,737	8,102

Total nonaccrual loans	$33,972	$31,011

Nonperforming assets to total assets	1.14%	1.25%
Nonaccrual assets to total assets	0.60%	0.60%
Nonaccrual loans to total loans	0.96%	0.90%
Allowance for loan losses to nonaccrual loans	125%	109%

Troubled debt restructurings:
TDRs included in nonaccrual loans	$26,435	$25,019
TDRs in compliance with modified terms	$26,968	$34,367

Total nonperforming assets totaled $65.6 million at March 31, 2020 compared to $66.7 million at December 31, 2019. The decrease in nonperforming assets at March 31, 2020 compared to the year-ended December 31, 2019 is primarily driven by a $7.4 million decrease in accruing restructured loans, partially offset by a $3.4 million increase in loans 90 days past due and accruing related to delays in renewing loans.

Potential problem loans are loans which management has doubts as to the ability of the borrowers to comply with the present loan repayment terms. Potential problem loans are performing loans and include our substandard-accruing commercial loans and/or loans 30-89 days past due. These loans are not included in the nonperforming assets table above and totaled $33.6 million, or 0.6% of total assets, at March 31, 2020. $26.3 million of these loans are commercial loans currently in workout, with the expectation that all will be rehabilitated. $5.4 million are residential 1-4 family loans, with $4.2 million at 30 days delinquent, and $1.2 million at 60 days delinquent.

Deferred Tax Asset

We had a deferred tax asset, net of deferred tax liabilities, of $36.5 million at March 31, 2020 and $28.4 million at December 31, 2019. A valuation allowance is required for deferred tax assets if, based on available evidence, it is more likely than not that all or some portion of the asset will not be realized due to the inability to generate sufficient taxable income in the period and/or of the character necessary to utilize the benefit of the deferred tax asset. The more-likely-than-not criterion means the likelihood of realization is greater than 50%. When evaluating whether it is more likely than not that all or some portion of the deferred tax asset will not be realized, all available evidence, both positive and negative, that may affect the ability to realize deferred tax assets should be identified and considered in determining the appropriate amount of the valuation allowance. Management assesses all the available positive and negative evidence to estimate if sufficient future taxable income will be generated to utilize the existing deferred tax assets. As of March 31, 2020, our deferred tax assets were fully realizable with no valuation allowance held against the balance. Our management concluded that it was more likely than not that the entire amount will be realized.

We will evaluate the recoverability of our net deferred tax asset on a periodic basis and record decreases (increases) as a deferred tax provision (benefit) in the Consolidated Statements of Income as appropriate.

Deposits

Deposits represent our primary source of funds. We are focused on growing our core deposits through relationship-based banking with our business and consumer clients. Total deposits were $5.1 billion at March 31, 2020, compared to $4.6 billion at December 31, 2019. We believe that our strong deposit franchise is attributable to our mission based strategy of developing and maintaining relationships with our clients who share similar values and through maintaining a high level of service. As of April 24, 2020, our deposits have increased to $5.3 billion, an increase of $247 million, of which $46.7 million was from political deposits.

We gather deposits through each of our nine branch locations across four boroughs of New York City, our one branch in Washington, D.C., our one branch in San Francisco that was acquired in our acquisition of NRB and through the efforts of our commercial banking team which focuses nationally on business growth. Through our branch network, online, mobile and direct banking channels, we offer a variety of deposit products including demand deposit accounts, money market deposits, NOW accounts, savings and certificates of deposit. We bank politically active customers, such as campaigns, PACs, and state and national party committees, which we refer to as political deposits. These deposits exhibit seasonality based on election cycles. As of March 31, 2020 and December 31, 2019, we had approximately $774.8 million and $578.6 million, respectively, in political deposits which are primarily in demand deposits. We expect these deposits will begin to decline as we head into the 2020 presidential election cycle.

Maturities of time certificates of deposit and other time deposits of $100,000 or more outstanding at March 31, 2020 are summarized as follows:

Maturities as of March 31, 2020
(In thousands)
Within three months	$121,380
After three but within six months	92,514
After six months but within twelve months	52,335
After twelve months	5,140

$271,369

Liquidity

Liquidity refers to our ability to maintain cash flow that is adequate to fund our operations, support asset growth, maintain reserve requirements and meet present and future obligations of deposit withdrawals, lending obligations and other contractual obligations through either the sale or maturity of existing assets or by obtaining additional funding through liability management. Our liquidity risk management policy provides the framework that we use to maintain adequate liquidity and sources of available liquidity at levels that enable us to meet all reasonably foreseeable short-term, long-term and strategic liquidity demands. The Asset and Liability Management Committee, is responsible for oversight of liquidity risk management activities in accordance with the provisions of our liquidity risk policy and applicable bank regulatory capital and liquidity laws and regulations. Our liquidity risk management process includes (i) ongoing analysis and monitoring of our funding requirements under various balance sheet and economic scenarios, (ii) review and monitoring of lenders, depositors, brokers and other liability holders to ensure appropriate diversification of funding sources and (iii) liquidity contingency planning to address liquidity needs in the event of unforeseen market disruption impacting a wide range of variables. We continuously monitor our liquidity position in order for our assets and liabilities to be managed in a manner that will meet our immediate and long-term funding requirements. We manage our liquidity position to meet the daily cash flow needs of customers, while maintaining an appropriate balance between assets and liabilities to meet the return on investment objectives of our stockholders. We also monitor our liquidity requirements in light of interest rate trends, changes in the economy, and the scheduled maturity and interest rate sensitivity of our securities and loan portfolios and deposits. Liquidity management is made more complicated because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of our investment portfolio is fairly predictable and subject to a high degree of control when we make investment decisions. Net deposit inflows and outflows, however, are far less predictable and are not subject to the same degree of certainty.

Our liquidity position is supported by management of our liquid assets and liabilities and access to alternative sources of funds. Our short-term and long-term liquidity requirements are primarily to fund on-going operations, including payment of interest on deposits and debt, extensions of credit to borrowers and capital expenditures. These liquidity requirements are met primarily through our deposits, FHLB advances and the principal and interest payments we receive on loans and investment securities. Cash, interest-bearing deposits in third-party banks, securities available for sale and maturing or prepaying balances in our investment and loan portfolios are our most liquid assets. Other sources of liquidity that are available to us include the sale of loans we hold for investment, the ability to acquire additional national market non-core deposits, borrowings through the Federal Reserve’s discount window and the issuance of debt or equity securities. We believe that the sources of available liquidity are adequate to meet our current and reasonably foreseeable future liquidity needs.

At March 31, 2020, our cash and equivalents, which consist of cash and amounts due from banks and interest-bearing deposits in other financial institutions, amounted to $262.7 million, or 4.6% of total assets, compared to $122.5 million, or 2.3% of total assets at December 31, 2019. Our available for sale securities at March 31, 2020 were $1.4 billion, or 25.1% of total assets, compared to $1.2 billion, or 23.0% of total assets at December 31, 2019. Investment securities with an aggregate fair value of $116.2 million at March 31, 2020 were pledged to secure public deposits and repurchase agreements.

The liability portion of the balance sheet serves as our primary source of liquidity. We plan to meet our future cash needs through the generation of deposits. Customer deposits have historically provided a sizeable source of relatively stable and low-cost funds. We are also a member of the FHLB, from which we can borrow for leverage or liquidity purposes. The FHLB requires that securities and qualifying loans be pledged to secure any advances. At March 31, 2020, we had no advances from the FHLB and a remaining credit availability of $1.5 billion. In addition, we maintain borrowing capacity of approximately $133.8 million with the Federal Reserve’s discount window that is secured by certain securities from our portfolio which are not pledged for other purposes.

Capital Resources

Total stockholders’ equity at March 31, 2020 was $473.3 million, compared to $490.5 million at December 31, 2019, a decrease of $17.3 million, or 3.5%. The decrease was primarily driven by a $17.9 million decrease in accumulated other comprehensive income due to a decline in the mark to market on our securities portfolio, a $7.0 million decrease due to share repurchases, and a $2.5 million quarterly dividend on our common stock. These decreases were partially offset by $9.5 million of net income.

We are subject to various regulatory capital requirements administered by federal banking regulators. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by federal banking regulators that, if undertaken, could have a direct material effect on our financial statements.

Regulatory capital rules adopted in July 2013 and fully-phased in as of January 1, 2019, which we refer to as Basel III rules, impose minimum capital requirements for bank holding companies and banks. The Basel III rules apply to all national and state banks and savings associations regardless of size and bank holding companies and savings and loan holding companies with consolidated assets of more than $3 billion. In order to avoid restrictions on capital distributions or discretionary bonus payments to executives, a covered banking organization must maintain the fully-phased in “capital conservation buffer” of 2.5% on top of its minimum risk-based capital requirements. This buffer must consist solely of common equity Tier 1 risk-based capital, but the buffer applies to all three measurements (common equity Tier 1 risk-based capital, Tier 1 capital and total capital). The capital conservation is equal to 2.5% of risk-weighted assets.

As of March 31, 2020, we were categorized as “well capitalized” under the prompt corrective action measures and met the now fully phased-in capital conservation buffer requirements. The following table shows the regulatory capital ratios for us at the dates indicated:

	Actual		For Capital Adequacy Purposes (1)		To Be Considered Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
(In thousands)
March 31, 2020
Total capital to risk weighted assets	$501,267	13.96%	$287,320	8.00%	$359,150	10.00%
Tier I capital to risk weighted assets	457,659	12.74%	215,490	6.00%	287,320	8.00%
Tier I capital to average assets	457,659	8.47%	216,175	4.00%	270,218	5.00%
Common equity tier 1 to risk weighted assets	457,659	12.74%	161,618	4.50%	233,448	6.50%

December 31, 2019
Total capital to risk weighted assets	$490,831	14.01%	$280,265	8.00%	$350,331	10.00%
Tier I capital to risk weighted assets	455,668	13.01%	210,199	6.00%	280,265	8.00%
Tier I capital to average assets	455,668	8.90%	204,852	4.00%	256,065	5.00%
Common equity tier 1 to risk weighted assets	455,668	13.01%	157,649	4.50%	227,715	6.50%

(1)	Amounts are shown exclusive of the applicable capital conservation buffer of 2.50%.

Contractual Obligations

We have entered into contractual obligations in the normal course of business that involve elements of credit risk, interest rate risk and liquidity risk. The following table summarizes these relations as of March 31, 2020 and December 31, 2019:

March 31, 2020
(In thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Operating Leases	67,497	8,090	21,287	19,459	18,661
Purchase Obligations	13,413	2,012	4,024	4,024	3,353

	$80,910	$10,102	$25,311	$23,483	$22,014

December 31, 2019
(In thousands)	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long Term Debt	$75,000	$75,000	$—	$—	$—
Operating Leases	69,679	10,743	20,816	19,459	18,661
Purchase Obligations	13,413	2,012	4,024	4,024	3,353

	$158,092	$87,755	$24,840	$23,483	$22,014

Investment Obligations

As of March 31, 2020, the Bank is party to an agreement with Pace Funding Group (PFG) for the purchase of up to $150 million of PACE assessment securities by September of 2021, to be held in our held-to-maturity investment portfolio. As of December 31, 2019, the Bank was not party to such an agreement or related purchase obligation. The PACE assessments have equal-lien priority with property taxes and rank senior to first lien mortgages.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk.

There have been no material changes in the Bank’s market risk as of March 31, 2020 from that presented in the 2018 10-K. The interest rate sensitivity position at March 31, 2020 is discussed below.

Evaluation of Interest Rate Risk

Our simulation models incorporate various assumptions, which we believe are reasonable but which may have a significant impact on results such as: (1) the timing of changes in interest rates, (2) shifts or rotations in the yield curve, (3) loan and securities prepayment speeds for different interest rate scenarios, (4) interest rates and balances of indeterminate-maturity deposits for different scenarios, and (5) new volume and yield assumptions for loans, securities and deposits. Because of limitations inherent in any approach used to measure interest rate risk, simulation results are not intended as a forecast of the actual effect of a change in market interest rates on our results but rather to better plan and execute appropriate asset-liability management strategies and manage our interest rate risk.

Potential changes to our net interest income and economic value of equity in hypothetical rising and declining rate scenarios calculated as of March 31, 2020 are presented in the following table. The projections assume immediate, parallel shifts downward of the yield curve of 100 basis points and immediate, parallel shifts upward of the yield curve of 100, 200, 300 and 400 basis points. In the current interest rate environment, a downward shift of the yield curve of 200, 300 and 400 basis points does not provide us with meaningful results.

The results of this simulation analysis are hypothetical and should not be relied on as indicative of expected operating results. A variety of factors might cause actual results to differ substantially from what is depicted. For example, if the timing and magnitude of interest rate changes differ from those projected, our net interest income might vary significantly. Non-parallel yield curve shifts such as a flattening or steepening of the yield curve or changes in interest rate spreads, would also cause our net interest income to be different from that depicted. An increasing interest rate environment could reduce projected net interest income if deposits and other short-term liabilities re-price faster than expected or faster than our assets re-price. Actual results could differ from those projected if we grow assets and liabilities faster or slower than estimated, if we experience a net outflow of deposit liabilities or if our mix of assets and liabilities otherwise changes. Actual results could also differ from those projected if we experience substantially different repayment speeds in our loan portfolio than those assumed in the simulation model. Finally, these simulation results do not contemplate all the actions that we may undertake in response to potential or actual changes in interest rates, such as changes to our loan, investment, deposit, funding or hedging strategies.

Change in Market Interest Rates as of March 31, 2020	Estimated Increase (Decrease) in:
Immediate Shift	Economic Value of Equity	Economic Value of Equity	Year 1 Net Interest Income	Year 1 Net Interest Income
+400 basis points	-7.7%	(62,274)	13.9%	24,619
+300 basis points	0.5%	3,643	15.2%	26,951
+200 basis points	6.1%	49,279	13.6%	24,090
+100 basis points	6.7%	54,246	8.6%	15,251
-100 basis points	-16.5%	(133,015)	-8.6%	(15,200)

Item 4.	Controls and Procedures.

Under the supervision and with the participation of our management, including the participation of our Chief Executive Officer and our Chief Financial Officer, we conducted an evaluation of our disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act as of the end of the period covered by this Quarterly Report on Form 10-Q. Based on that evaluation, the Bank’s Chief Executive Officer and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures were effective as of the end of the period covered by this quarterly report.

Changes in Internal Controls

There was no change in our internal control over financial reporting that occurred during the quarter ended March 31, 2020 that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

The design of any system of controls and procedures is based in part upon certain assumptions about the likelihood of future events. There can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

PART II

Item 1.	Legal Proceedings.

We are subject to certain pending and threatened legal actions that arise out of the normal course of business. Additionally, we, like all banking organizations, are subject to heightened legal and regulatory compliance and litigation risk. Based upon management’s current knowledge, following consultation with legal counsel, in the opinion of management, there is no pending or threatened legal matter that would result in a material adverse effect on our consolidated financial condition or results of operation.

Item 1A.	Risk Factors.

There was a change to our risk factors previously disclosed in Item 1A, Risk Factors, of the Bank’s Annual Report on Form 10-K filed with the FDIC on March 13, 2020. The COVID-19 pandemic has disrupted and could materially and adversely affect our business, financial condition and results of operations, and the ultimate impacts of the pandemic on our business, financial condition and results of operations will depend on future developments and other factors that are highly uncertain and will be affected by the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.

The ongoing COVID-19 pandemic has caused and will continue to cause significant disruption in the international and United States economies and financial markets and has had a significant and adverse effect on our business and results of operations. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, supply chain interruptions and overall economic and financial market instability. In response to the COVID-19 pandemic, the governments of all of the states in which we have financial centers and of most other states have taken preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forgo their time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. The ultimate duration of the pandemic and of responsive governmental regulations, including shelter-in-place orders and mandated business closures, is uncertain. These restrictions and other consequences of the pandemic, however, have resulted in significant adverse effects for many different types of businesses, including, among others, those in the travel, hospitality and food and beverage industries, and have resulted in a significant number of layoffs and furloughs of employees nationwide and in the regions in which we operate.

The ultimate effects of the COVID-19 pandemic on the broader economy and the markets that we serve are not known nor is the ultimate length of the restrictions described above and any accompanying effects. Moreover, the Federal Reserve has taken action to lower the Federal Funds rate, which will negatively affect our interest income and, therefore, earnings, financial condition and results of operation. Additional impacts of the COVID-19 pandemic on our business could be widespread and material, and may include, or exacerbate, among other consequences, the following:

•	Adverse effects on our growth and strategic plans;

•	The risk that government programs meant to address COVID-19, including the additional lending facilities announced by the Federal Reserve, prove to be ineffective;

•

Decline in the credit quality of our loan portfolio, owing to the effects of the COVID-19 pandemic in the markets we serve, as a result of layoffs, furloughs and closure orders, all of which could lead to a need to increase our allowance for loan losses;

•	Adverse economic conditions in the markets we serve, including the risk that COVID-19 might disproportionately affect the primary areas that we serve;

•	Reductions in our operating effectiveness as our employees work from home;

•	Increased cybersecurity risks as a result of many of our employees working remotely;

•	Unavailability of key personnel necessary to conduct our business activities;

•	Effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating our financial reporting and internal controls;

•	Sustained closures of our branch lobbies or the offices of our customers;

•	Declines in demand for loans and other banking services and products;

•

Sustained changes in consumer behavior, including reductions in consumer discretionary spending even after the crisis has subsided, due to both job losses and other effects attributable to the COVID-19 pandemic;

•	Unprecedented volatility in United States financial markets, which may cause the price of our common stock to fluctuate irrespective of the performance of our company;

•	Volatile performance of our investment securities portfolio;

•	Declines in value of collateral for loans, including real estate collateral;

•	Declines in the net worth and liquidity of borrowers and loan guarantors, impairing their ability to honor commitments to us; and

•

Declines in demand resulting from businesses being deemed to be “non-essential” by governments in the markets we serve, and from “non-essential” and “essential” businesses suffering adverse effects from reduced levels of economic activity in our markets.

These factors, together or in combination with other events or occurrences that may not yet be known or anticipated, may materially and adversely affect our business, financial condition and results of operations.

The ongoing COVID-19 pandemic has resulted in meaningfully lower stock prices for many companies, as well as the trading prices for many other securities. The further spread of the COVID-19 outbreak, as well as ongoing or new governmental, regulatory and private sector responses to the pandemic, may materially disrupt banking and other economic activity generally and in the areas in which we operate. This could result in further decline in demand for our banking products and services, and could negatively impact, among other things, our liquidity, regulatory capital and our growth strategy. Any one or more of these developments could have a material adverse effect on our business, financial condition and results of operations.

Although we are taking precautions to protect the safety and well-being of our employees and customers, no assurance can be given that the steps being taken will be adequate or deemed to be appropriate, nor can we predict the level of disruption which will occur to our employees’ ability to provide customer support and service. If we are unable to recover from a business disruption on a timely basis, our business, financial condition and results of operations could be materially and adversely affected. We may also incur additional costs to remedy damages caused by such disruptions, which could further adversely affect our business, financial condition and results of operations.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

The following schedule summarizes our total monthly share repurchase activity for the three months ended March 31, 2020:

	Issuer Purchases of Equity Securities
Period (Settlement Date)	Total number of shares purchased (1)	Average price paid per share	Total number of shares purchased as part of publicly announced plans or programs	Approximate dollar value that may yet be purchased under plans or programs (2)
January 1 through January 31, 2020	1,211	18.96	—	19,214,163
February 1 through February 29, 2020	109,673	$18.29	109,673	17,208,764
March 1 through March 31, 2020	415,342	$12.03	415,342	12,212,492

Total	526,226	$13.35	525,015

(1)	Includes shares withheld by the Bank to pay the taxes associated with the vesting of stock options. There were 1,211 shares withheld for taxes during the quarter.
(2)

On May 29, 2019, the Bank’s Board of Directors authorized a share repurchase program authorizing the repurchase of up to $25 million of its outstanding common stock. No time limit was set for the completion of the share repurchase program. The authorization does not require the Bank to acquire any specified number of common shares and may be commenced, suspended or discontinued without prior notice. Under this authorization, $7,001,671 were purchased during the quarter.

Item 6.	Exhibits.

Exhibit No.	Description of Exhibit

3.1	Bylaws of Amalgamated Bank, as amended and restated through April 6, 2020 (incorporated by reference to Exhibit 3.1 to Amalgamated Bank’s Current Report on Form 8-K filed with the FDIC on April 7, 2020)

10.1	Amendment, dated April 23, 2020, to the Amended and Restated Employment Agreement, dated May 16, 2019, between Amalgamated Bank and Keith Mestrich (incorporated by reference to Exhibit 10.1 to Amalgamated Bank’s Current Report on Form 8-K filed with the FDIC on April 27, 2020)*

10.2	Collective Bargaining Agreement with Office & Professional Employees International Union, Local 153, AFL-CIO, dated March 11, 2020**

31.1	Rule 13a-14(a) Certification of the Chief Executive Officer

31.2	Rule 13a-14(a) Certification of the Chief Financial Officer

32.1	Section 1350 Certifications

*	Management contract or compensatory plan or arrangement.
**	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AMALGAMATED BANK

April 30, 2020	By:	/s/ Keith Mestrich
Keith Mestrich
President and Chief Executive Officer
(Principal Executive Officer)

April 30, 2020	By:	/s/ Andrew Labenne
Andrew Labenne
Chief Financial Officer
(Principal Financial Officer)

April 30, 2020	By:	/s/ Jason Darby
Jason Darby
Chief Accounting Officer
(Principal Accounting Officer)

Exhibit 31.1

Rule 13a-14(a) Certification of the Chief Executive Officer

I, Keith Mestrich, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Amalgamated Bank

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s Board of Directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: April 30, 2020

/s/ Keith Mestrich
Keith Mestrich, President and Chief Executive Officer

Exhibit 31.2

Rule 13a-14(a) Certification of the Chief Financial Officer

I, Andrew Labenne, certify that:

1.	I have reviewed this quarterly report on Form 10-Q of Amalgamated Bank.

2.

Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.

Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.

The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b) Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

c) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

d) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.

The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s Board of Directors (or persons performing the equivalent functions):

a) All significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: April 30, 2020

/s/ Andrew Labenne
Andrew Labenne, Chief Financial Officer

Exhibit 32.1

CERTIFICATION PURSUANT TO 18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report of Amalgamated Bank (the “Bank”) on Form 10-Q for the period ended March 31, 2020 as filed with the Federal Deposit Insurance Corporation on the date hereof (the “Report”), the undersigned, the Chief Executive Officer and the Chief Financial Officer of the Bank, each certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 that, to his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Bank.

/s/ Keith Mestrich
Keith Mestrich
President and Chief Executive Officer
April 30, 2020

/s/ Andrew Labenne
Andrew Labenne
Chief Financial Officer
April 30, 2020